Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186111

ARC REALTY FINANCE TRUST, INC.

SUPPLEMENT NO. 12, DATED JANUARY 16, 2015,
TO THE PROSPECTUS, DATED APRIL 22, 2014

This prospectus supplement, or this Supplement No. 12, is part of the prospectus of ARC Realty Finance Trust, Inc., or the Company, dated April 22, 2014, or the Prospectus, as supplemented by Supplement No. 6, dated October 21, 2014, or Supplement No. 6, Supplement No. 7, dated November 6, 2014, or Supplement No. 7, Supplement No. 8, dated November 21, 2014, or Supplement No. 8, Supplement No. 9, dated December 9, 2014, or Supplement No. 9, Supplement No. 10, dated December 16, 2014, or Supplement No. 10, and Supplement No. 11, dated January 8, 2015, or Supplement No. 11. This Supplement No. 12 supplements, modifies, supersedes and replaces certain information contained in our Prospectus and Supplements No. 6 through 11 and should be read in conjunction with our Prospectus. This Supplement No. 12 will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the Prospectus, as supplemented from time to time, unless the context otherwise requires.

The purpose of this Supplement No. 12 is to, among other things:

•	update the status of our initial public offering, certain operating information, shares currently available for sale, the status of distributions, our Share Repurchase Program, the status of fees paid and deferred, selected financial data and our investment summary;
•	update our investor suitability standards;
•	update disclosure relating to the NAV pricing date and NAV calculation;
•	update our prospectus summary;
•	update our risk factors;
•	update disclosure relating to management and our board of directors;
•	update disclosure relating to the management of our dealer manager;
•	update disclosure relating to management compensation;
•	update disclosure relating to conflicts of interest;
•	update disclosure relating to our market overview and opportunity;
•	update disclosure relating to our investment strategy, objectives and policies;
•	update our description of portfolio investments and our borrowings;
•	update disclosure relating to related party arrangements;
•	update prior performance information;
•	update disclosure relating to our operating partnership agreement;
•	update disclosure relating to our plan of distribution;
•	update disclosure on how to subscribe;
•	incorporate certain information by reference; and
•	replace Appendix C-1, our Subscription Agreement, and Appendix C-2, our Multi-Offering Subscription Agreement.

	Supplement No. 12 Page No.	Prospectus Page No.
Operating Information
Status of the Offering	S-1	N/A
Shares Currently Available for Sale	S-1	N/A
Status of Distributions	S-1	N/A
Share Repurchase Program	S-3	N/A
Status of Fees Paid and Deferred	S-3	N/A
Selected Financial Data	S-4	N/A
Investment Summary	S-5	N/A
Management Updates	S-6	N/A
Independence from Accounting Issues Identified by American Realty Capital Properties, Inc.	S-7	N/A
Engagement of Deloitte & Touche, LLP	S-7	N/A
Changes to the Structure of Our Incentive Compensation to Generate Tax Savings	S-7	N/A
Our Entry into an Indemnification Agreement	S-8	N/A
Prospectus Updates
Cover Page	S-10	Cover Page
Investor Suitability Standards	S-10	i – iii
Cautionary Note Regarding Forward-Looking Statements	S-12	v
Prospectus Summary	S-12	1, 3, 6 – 7, 8, 11, 15, 20, 24, 26
Risk Factors	S-17	31, 35, 38, 39
Management	S-19	78 – 79, 80, 81, 82, 83, 87, 89, 91, 94
Management Compensation	S-26	96, 100, 104, 106 – 108
Conflicts of Interest	S-28	110, 111, 112, 113, 115, 117, 121 – 122
Market Overview and Opportunity	S-31	124, 128 – 129
Investment Strategy, Objectives and Policies	S-33	133
Valuation Guidelines	S-34	138, 140
Description of Portfolio Investments	S-35	142, 145
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-38	154
Related Party Arrangements	S-39	155, 156
Prior Performance Summary	S-39	161 – 171
Summary of Our Operations Partnership Agreement	S-51	218
Plan of Distribution	S-52	228, 231
How to Subscribe	S-53	233
Incorporation of Certain Information By Reference	S-53	236
Subscription Agreements	S-54	C-1, C-2

S-ii

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts initial public offering of up to 80.0 million shares of our common stock (excluding shares to be issued under our DRIP) on February 12, 2013. On May 14, 2013, we satisfied the general escrow conditions of our public offering of common stock. On such date, we received and accepted aggregate subscriptions equal to the minimum of $2.0 million in shares of our common stock and broke general escrow. As part of this general escrow break, we issued $1.0 million in shares of our common stock to our sponsor, American Realty Capital VIII, LLC, at $22.50 per share. Additionally, as of December 19, 2014, we received aggregate subscriptions of approximately $370.8 million. Accordingly, we are now accepting subscriptions from residents of all states.

On January 5, 2015, our board of directors, or our board, approved the extension of our initial public offering to February 12, 2016, provided that the offering will be terminated if all 80.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan for sale in our primary offering). Accordingly, all references in the Prospectus to the termination of this offering are revised to state that this offering will terminate on or before February 12, 2016, unless further extended.

As of December 19, 2014, we had acquired 38 loan investments and eight commercial mortgage backed securities, or CMBS, investments. As of December 19, 2014, we had real estate mortgage debt investments with an initial loan amount of $457.0 million and our CMBS investments had a par value of $50.5 million. As of September 30, 2014, we had incurred cumulative offering costs of $31.4 million in connection with the issuance and distribution of our shares of common stock in this offering.

Shares Currently Available for Sale

As of December 19, 2014, there were approximately 15.1 million shares of our common stock outstanding, including unvested restricted stock. As of December 19, 2014, there were approximately 64.9 million shares of our common stock available for sale, excluding shares available under our DRIP. As of December 19, 2014, we had received aggregate gross offering proceeds of $370.8 million.

Status of Distributions

The following table compares cumulative distributions paid to cumulative net income (in accordance with GAAP) for the period from November 15, 2012 (date of inception) through September 30, 2014 (in thousands):

For the Period from November 15, 2012 (date of inception) to September 30, 2014
Distributions paid:
Common stockholders in cash	$4,193
Common stockholders pursuant to DRIP/offering proceeds	2,574
Total distributions paid	$6,767
Reconciliation of net income:
Net interest income	$7,454
Acquisition fees	(2,894)
Other operating expenses	(2,713)
Net income (in accordance with GAAP)	$1,847
Cash flows provided by operations	$1,936
FFO	$1,847

On May 13, 2013, our board of directors authorized, and we declared, a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00565068493 per day based on a price of $25.00 per share of common stock. The distributions began to accrue on May 30, 2013. The distributions will be payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month.

The first distribution was paid on June 3, 2013 to stockholders of record at the close of business each day during the period from May 30, 2013 (30 days following our initial loan acquisition) through May 31, 2013. We have continued to pay distributions to our stockholders each month since our initial distribution payment.

The following table shows the sources for the payment of distributions to common stockholders for the periods presented (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,				Year Ended December 31,
	2014		2013		2014		2013		2013
Distributions:
Cash distributions paid	$2,278		$54		$3,909		$54		$428,486
Distributions reinvested	1,469		44		2,385		44		262,801
Total distributions	$3,747		$98		$6,294		$98		$691,287
Source of distribution coverage:
Cash flows provided by operations	$52	1.4%	$54	55.2%	$1,160	18.4%	$54	55.1%	$428,486	62.0%
Proceeds from issuance of common stock	2,226	59.4%	—	—%	2,749	43.7%	—	—%	—	—
Common stock issued under DRIP	1,469	39.2%	44	44.8%	2,385	37.9%	44	44.9%	262,801	38.0%
Total sources of distributions	$3,747	100.0%	$98	100.0%	$6,294	100.0%	$98	100.0%	$691,287	100.0%
Cash flows provided by operations (GAAP)	$1,075		$297		$1,160		$219		$776,235
Net income (GAAP)	$951		$27		$1,761		$(118)		$101,666

There can be no assurance that any such distribution will be paid to stockholders. The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time.

As of September 30, 2014, we owned 28 loan investments and seven CMBS investments and have limited historical operating cash flows. Additionally, our organizational documents permit us to pay distributions from unlimited amounts of any source, and we may use sources other than operating cash flows to fund distributions, including proceeds from this offering, which may reduce the amount of capital we ultimately invest in properties or other permitted investments and negatively impact the value of your investment.

For the three months ended September 30, 2014, our distributions exceeded our cash flows provided by operations, calculated in accordance with GAAP. As shown in the table above, the shortfall was paid from proceeds from our offering and common stock issued pursuant to our DRIP. To the extent we pay distributions in excess of cash flows provided by operations, your investment may be adversely impacted. Since inception, our cumulative distributions have exceeded our cumulative FFO. See “Risk Factors — Risks Related to an Investment in ARC Realty Finance Trust, Inc. — Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of targeted investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return on an investment in our common stock.”

Share Repurchase Program

We have a Share Repurchase Program, or SRP, that enables stockholders to sell their shares to us. Under the SRP, stockholders may request that we redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair our capital or operations.

Prior to the time that our shares are listed on a national securities exchange and until we begin to calculate our net asset value, or NAV, the repurchase price per share will depend on the length of time investors have held such shares as follows: after one year from the purchase date — the lower of $23.13 and 92.5% of the amount they actually paid for each share; after two years from the purchase date  — the lower of $23.75 and 95.0% of the amount they actually paid for each share; after three years from the purchase date — the lower of $24.38 and 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $25.00 and 100% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations).

Once we begin to calculate our NAV, the price per share that we will pay to repurchase shares of our common stock on any business day will be our per share NAV for the quarter, calculated after the close of business on the day on which we make our applicable quarterly financial filing, plus applicable selling commissions and dealer manager fees. Subject to limited exceptions, stockholders who redeem their shares of our common stock within the first four months from the date of purchase will be subject to a short-term trading fee of 2% of the aggregate per share NAV of the shares of common stock received. Because our per share NAV will be calculated quarterly, the redemption price may fluctuate between the redemption request day and the date on which we pay redemption proceeds.

Funding for the SRP will be derived exclusively from proceeds we maintain from the sale of shares under the DRIP and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for this purpose. Our purchases under the SRP will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year. Furthermore, we may not have sufficient liquidity to honor all repurchase requests. We intend to maintain the following percentage of the overall value of our portfolio in liquid assets that can be liquidated more readily than properties: 5% of our NAV in excess of $1 billion.

When a stockholder requests redemption and the redemption is approved, we will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares repurchased under the SRP will have the status of authorized but unissued shares.

As of September 30, 2014, no shares of common stock had been repurchased or requested to be repurchased under the SRP.

Status of Fees Paid and Deferred

The following table reflects the fees and expense reimbursements incurred and unpaid to our dealer manager and advisor as of and for the periods presented (in thousands):

	Incurred Nine Months Ended September 30, 2014	Forgiven Nine Months Ended September 30, 2014	Unpaid As of September 30, 2014
Offering Stage
Selling commissions and dealer manager fees	$23,395	$—	$231
Offering costs	1,277	—	1,383
Operational Stage
Acquisition fees and related cost reimbursements	4,349	—	—
Advisory and investment banking fees	405	—	—
Asset management fee	414	—	414
Interest on affiliate line of credit	17	—	—
	$29,857	$—	$2,028

	Incurred Year Ended December 31, 2013	Forgiven Year Ended December 31, 2013	Unpaid As of December 31, 2013
Offering Stage
Selling commissions and dealer manager fees	$2,705	$—	$12
Offering costs	1,250	—	1,047
Operational Stage
Acquisition fees and related cost reimbursements	470	—	202
Advisory and investment banking fees	316	—	316
	$4,741	$—	$1,577

Selected Financial Data

The following selected financial data is as of September 30, 2014 and December 31, 2013 and for the nine months ended September 30, 2014 and 2013 (in thousands, except share and per share data):

Balance sheet data	September 30, 2014	December 31, 2013
Total assets	$358,442	$36,370
Total liabilities	114,662	10,352
Total equity	243,780	26,018

	Nine Months Ended September 30,		Year Ended December 31, 2013
	2014	2013
Net interest income	$6,711	$225	$743
Expenses:
Acquisition fees	2,894	—	—
Asset management fee	414	—	—
Other expenses	360	51	219
Professional fees	562	46	71
Board expenses	179	136	186
Insurance expense	165	110	165
Loan loss provision	302	—	—
Total expenses	4,876	343	641
Income (loss) before income taxes	1,835	(118)	102
Income tax provision	74	—	—
Net income (loss)	1,761	(118)	102
Other data:
Cash flows provided by operating activities	$1,160	$219	$776
Cash flows used in investing activities	(316,041)	(18,081)	(35,755)
Cash flows provided by financing activities	314,851	18,022	35,156
Per share data:
Basic and diluted net loss per share	$0.35	$(0.50)	$0.19
Basic weighted average shares outstanding	5,047,827	237,444	526,084
Diluted weighted average shares outstanding	5,053,763	237,444	530,096

Investment Summary

Our loans receivable portfolio was comprised of the following as of September 30, 2014 (in thousands):

Description	Location	Date of Investment	Initial Maturity Date	Coupon	Original Face Amount	Current Face Amount	Premium (Discount)(1)	Carrying Value
W Hotel	MN	May 2013	May 2023	Fixed	$6,500	$6,389	$(2,309)	$4,080
Regency Park Apartments	TX	September 2013	September 2018	Fixed	5,000	5,000	45	5,045
121 West Trade Office	NC	September 2013	September 2016	Floating	9,000	9,000	60	9,060
545 Madison Avenue	NY	December 2013	January 2024	Fixed	5,000	5,000	72	5,072
Hampton Inn LaGuardia	NY	December 2013	August 2023	Fixed	4,981	4,941	(1,360)	3,581
Southern US Student Housing	Various	December 2013	January 2024	Fixed	4,000	4,000	58	4,058
Burger King Portfolio	Various	March 2014	March 2024	Fixed	10,000	10,000	(5)	9,995
Four Seasons Las Colinas	TX	March 2014	March 2016	Floating	11,000	11,000	36	11,036
Element Hotel	TX	March 2014	August 2018	Fixed	3,000	3,000	21	3,021
Green Hills Corporate Center	PA	April 2014	May 2019	Fixed	7,000	7,000	33	7,033
Cardinal Portfolio	Various	May 2014	November 2016	Floating	5,410	5,410	23	5,433
4550 Van Nuys Boulevard	CA	May 2014	June 2017	Floating	11,450	11,450	(69)	11,381
Pinnacle at Encino Commons	TX	June 2014	June 2024	Fixed	1,963	1,963	10	1,973
Riverwalk II	IL	June 2014	May 2016	Floating	10,000	10,000	25	10,025
Remington Apartments	TX	June 2014	July 2024	Fixed	3,480	3,480	17	3,497
KinderCare Portfolio	Various	June 2014	July 2016	Floating	12,300	12,300	(55)	12,245
Fairmont Hotel	CA	June 2014	June 2016	Floating	35,000	35,000	149	35,149
208 North LaSalle 1st	IL	July 2014	July 2015	Floating	14,000	14,000	(268)	13,732
208 North LaSalle Mezz	IL	July 2014	July 2017	Floating	7,000	7,000	(33)	6,967
1154 Sonora Court	CA	July 2014	July 2017	Floating	5,350	5,350	(6)	5,344
Thornton Buildings	CA	August 2014	August 2017	Floating	31,050	31,050	(170)	30,880
Hotel Madeline	CO	August 2014	August 2019	Floating	29,000	29,000	(139)	28,861
Lincoln Park West	IL	September 2014	September 2017	Floating	9,450	9,450	(47)	9,403
Hampton Inn JFK	NY	September 2014	September 2016	Floating	12,000	12,000	59	12,059
The Landing	NC	September 2014	September 2016	Floating	5,000	5,000	25	5,025
1301 W. Madison	IL	September 2014	September 2017	Floating	7,460	7,460	(43)	7,417
Holiday Inn Express New Orleans	LA	September 2014	October 2017	Floating	6,990	6,990	(55)	6,935
Glenborough Portfolio	Various	September 2014	August 2016	Floating	45,000	45,000	225	45,225
Total					$317,384	$317,233	$(3,701)	$313,532

(1)	Includes acquisition fees and acquisition expenses where applicable.

Additionally, as of September 30, 2014, we had seven CMBS investments with a fair value of approximately $38.6 million.

Management Updates

On November 17, 2014, Mr. Nicholas S. Schorsch resigned from his role as our chief executive officer, effective as of that same date. Mr. Schorsch did not resign pursuant to any disagreement with the Company. Mr. Schorsch also resigned from his role as chief executive officer of our advisor. Simultaneously with Mr. Schorsch’s resignation from his role as our chief executive officer, our board of directors appointed Mr. Peter M. Budko, currently our president and secretary, to serve as our chief executive officer, effective as of that same date.

Mr. Budko’s appointment as chief executive officer of the Company reflects the greater responsibility he will be taking for certain non-traded real estate investment trusts and business development companies currently in offering that are directly or indirectly sponsored by AR Capital, LLC, the parent of the Company’s sponsor. For these programs, subject to applicable provisions in each program’s organizational documents and committee charters, Mr. Budko will be charged with examining the board composition of each of these programs to reduce overlap among independent directors from one board to the next, and assure that the independent directors are sufficient in number and suitable in skill sets to properly and effectively perform their responsibilities, especially with respect to the audit function and general oversight. Moreover, Mr. Budko will recommend to the applicable boards that each unrelated company of sufficient size has its own chief financial officer. In addition, he will ensure that accounting, legal and other services furnished to each of the programs are sufficiently differentiated as to minimize concentration in any one firm. Mr. Budko will further see to it that each of the companies has a strong internal audit function to assure confidence in the financial controls and statements of all of the programs.

In light of his appointment as our chief executive officer, Mr. Budko resigned from his roles as our president and secretary. Mr. Budko will also replace Mr. Schorsch as chief executive officer of our advisor. In light of his appointment as chief executive officer of our advisor, Mr. Budko also resigned from his roles as president and secretary of our advisor. Simultaneously with Mr. Budko’s resignation from his roles as our president and secretary, our board of directors appointed Donald MacKinnon, currently our chief operating officer, to serve as our president, effective as of that same date. Mr. MacKinnon will also continue to serve in his capacity as our chief operating officer. Mr. MacKinnon will also replace Mr. Budko as president of our advisor. Also simultaneously with Mr. Budko’s resignation from his roles as our president and secretary, our board of directors appointed Nicholas Radesca, currently our chief financial officer and treasurer, to serve as our secretary, effective as of that same date. Mr. Radesca will also continue to serve in his capacity as our chief financial officer and treasurer. Mr. Radesca will also replace Mr. Budko as secretary of our advisor.

On November 19, 2014, Messrs. Schorsch and Budko and Leslie D. Michelson each resigned as a member of our board of directors. None of Messrs. Schorsch, Budko or Michelson resigned pursuant to any disagreement with the Company. Mr. Michelson served as the lead independent director and as a member of the audit committee since January 2013.

Simultaneously with the resignations of Messrs. Schorsch, Budko and Michelson, our board of directors took action to reduce the number of directors constituting the entire board to three directors pursuant to Article III, Section 2 of our bylaws, with such reduction in size of the board of directors being effective immediately following the resignations of Messrs. Schorsch, Budko and Michelson.

Also simultaneously with the resignations of Messrs. Schorsch, Budko and Michelson, our board of directors appointed William M. Kahane as a member of the board in accordance with the terms of our bylaws.

On December 15, 2014, our board of directors appointed Dr. Robert J. Froehlich, one of our independent directors, as chairman of our audit committee and as our audit committee financial expert. Mr. Leslie D. Michelson, who resigned as a member of our board of directors on November 19, 2014, previously served in both of these roles.

Simplification of the Structure of our Board of Directors as Part of Our Sponsor’s Corporate Governance Initiative

On December 29, 2014, our board implemented certain changes to its composition consistent with our sponsor’s year-long initiative to further enhance the corporate governance profiles of its various sponsored programs, including promoting or appointing experienced management, mitigating potential conflicts, reducing complexity and minimizing overlap among directors of its sponsored programs.

Appointment of William M. Kahane as Chairman of our Board of Directors

On December 29, 2014, our board appointed William M. Kahane, currently a member of our board, to serve as our chairman, effective as of that same date.

Appointment of Dr. Robert J. Froehlich as our Lead Independent Director

In addition, on December 29, 2014, our board appointed Dr. Robert J. Froehlich, currently an independent director and chairman of our audit committee, as our lead independent director.

Our board has appointed a lead independent director to provide an additional measure of balance, ensure its independence and enhance its ability to fulfill its management oversight responsibilities.

The lead independent director chairs meetings or executive sessions of the independent directors, reviews and comments on our board’s meeting agendas, represents the views of the independent directors to management, facilitates communication among the independent directors and between management and the independent directors, acts as a liaison with service providers, officers, attorneys and other directors generally between meetings, serves as a representative and speaks on our behalf at external seminars, conferences, in the media and otherwise assumes such responsibilities as may be assigned to him by our board.

Our management believes that having a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of our board, provides the right leadership structure for us and is best for us and our stockholders at this time.

In addition to base independent director compensation which includes a $30,000 annual retainer, certain per meeting compensation and reimbursements, Dr. Froehlich will receive $55,000 annually for serving as our lead independent director.

Independence from Accounting Issues Identified by American Realty Capital Properties, Inc.

Since the announcement on October 29, 2014, by American Realty Capital Properties, Inc., or ARCP, a publicly-traded REIT previously sponsored by the parent of our sponsor, relating to certain ARCP accounting misstatements, our sponsor and our dealer manager have engaged in continuous dialogue with the soliciting dealers through which our offering is distributed to clarify that ARCP is a separate publicly-listed company and is not affiliated with us, and we and ARCP have independent accounting teams and no overlapping accounting and control systems. Our sponsor and dealer manager believe that the independent broker-dealer community remains supportive of direct investment products sponsored by our sponsor, including our offering, and are providing the soliciting dealers with requested information in order to maintain distribution relationships.

Engagement of Deloitte & Touche, LLP

On December 19, 2014, AR Capital, LLC, the parent of our sponsor, engaged Deloitte & Touche, LLP, or Deloitte, to provide outsourced internal audit services on behalf of the publicly registered, nontraded companies that AR Capital, LLC directly or indirectly sponsors, including us. Pursuant to the engagement, Deloitte will work with our management to develop an annual risk-based internal audit work plan and budget which will be presented to our audit committee for approval, provide our audit committee with a quarterly update on its work and formally report the results of its work to our audit committee.

Changes to the Structure of Our Incentive Compensation to Generate Tax Savings

We changed the structure of our incentive compensation in order to eliminate the susceptibility of our operating partnership to certain taxes and, therefore, benefit our stockholders. While the transactions described herein reflect a change to the structure of the incentive compensation payable to American Realty Capital VIII, LLC, or certain of its subsidiaries, or the sponsor, the transactions are not expected to change the amount of compensation payable to the sponsor, and therefore, will have no economic impact to our stockholders other than the tax savings that will result from the restructuring. As described herein, compensation to the sponsor will continue to be subject to various performance metrics to maintain the alignment of the interests of the sponsor and our stockholders.

On December 30, 2014, we filed with the Maryland State Department of Assessments and Taxation articles supplementary, or the articles supplementary, to our articles of amendment and restatement, or the charter, that reclassified 1,000 authorized but unissued shares of our common stock, or our common shares, as shares of convertible stock, or the convertible shares, and set the terms of the convertible shares. Except as otherwise detailed in the articles supplementary, the convertible shares are non-voting and holders of the convertible shares are not entitled to receive dividends or other distributions. The convertible shares will automatically convert to common shares as described in the “Management Compensation” section of this Prospectus. We issued 1,000 convertible shares to our advisor for $1.00 per share.

On December 31, 2014, the operating partnership redeemed all of the special limited partnership interests held by ARC Realty Finance Special Limited Partnership, LLC, or the special limited partner, an affiliate of the sponsor and our advisor, for no consideration. The special limited partnership interests previously entitled the special limited partner to receive subordinated distributions in connection with the following events, each a triggering event: (i) the sale disposition, maturity, prepayment or settlement of any investment after we have paid total distributions on the common shares in an amount equal to or in excess of the sum of the invested capital (as defined in the charter) plus an aggregate 6.0% cumulative, pre-tax, non-compounded, annual return on such invested capital, (ii) a listing of our common shares on a national securities exchange and (iii) the termination of our advisory agreement, under certain circumstances. In addition, the special limited partner transferred all of its common limited partnership interests in the operating partnership to ARC Realty Finance Trust LP, LLC, or ARC LP, our newly formed wholly-owned subsidiary, for $2,020. As a result of these transactions, the special limited partner no longer owns any interest in our operating partnership, ARC LP is the sole limited partner of our operating partnership and the operating partnership will no longer be recognized as a partnership for tax purposes.

We and ARC LP entered into an amended and restated limited partnership agreement of our operating partnership, which reflects the redemption of the special limited partnership interests and the assignment of the common limited partnership interests. See “Summary of Our Operating Partnership Agreement.”

Our Entry into an Indemnification Agreement

On December 31, 2014, we entered into an indemnification agreement, or the indemnification agreement, with certain of our current and former directors, officers and service providers. We expect to enter into a similar indemnification agreement with our future directors and officers.

The indemnitees party to the indemnification agreement are William M. Kahane, Dr. Robert J. Froehlich, Elizabeth K. Tuppeny, Peter M. Budko, Donald MacKinnon, Andrew Winer, Nicholas Radesca, Boris Korotkin, Nicholas S. Schorsch, our advisor, AR Capital, LLC and RCS Capital Corporation, each, an indemnitee. The indemnification agreement provides that we will indemnify each indemnitee, to the fullest extent permitted by Maryland law and our charter and subject to the limitations set forth in the indemnification agreement, from and against all judgments, penalties, fines and amounts paid in settlement and expenses reasonably incurred by such indemnitee that may result or arise in connection with such indemnitee serving in his or her capacity as one of our present or former directors, officers, employees or agents or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at our request. The indemnification agreement further provides that, subject to the limitations set forth in the indemnification agreement, we will, without requiring a preliminary determination of each indemnitee’s ultimate entitlement of indemnification under the indemnification agreement, advance all reasonable expenses to each indemnitee incurred by or on behalf of such indemnitee in connection with any proceeding the indemnitee is or is threatened to be made a party to.

The indemnification agreement provides that each indemnitee is entitled to indemnification unless it is established by clear and convincing evidence that (a) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreement further limits each indemnitee’s entitlement to indemnification in cases where (a) the indemnitee’s gross negligence or willful misconduct (if the indemnitee is one of our independent directors) or negligence or misconduct (if the indemnitee is not one of our independent directors) caused loss or liability to us, (b) loss or liability arose from an alleged violation of federal or state securities laws unless certain conditions were met, (c) the proceeding was one by or in the right of us and the indemnitee was adjudged to be liable to us, (d) the indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to the indemnitee or (e) the proceeding was brought by the indemnitee, except in certain circumstances.

The indemnification agreement also provides that, except for a proceeding brought by the indemnitee, we have the right to defend the indemnitee in any proceeding which may give rise to indemnification under the indemnification agreement. The indemnification agreement grants each indemnitee the right to separate counsel in certain proceedings involving separate defenses, counterclaims or other conflicts of interest and in proceedings in which we fail to assume the defense of the indemnitee in a timely manner. The indemnification agreement further provides that we will use our reasonable best efforts to acquire directors and officers liability insurance covering each indemnitee or any claim made against each indemnitee by reason of his or her service to us.

PROSPECTUS UPDATES

Cover Page

The sixth sentence of the first paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Beginning with the NAV pricing date (as described below), the per share price for shares in our primary offering and our DRIP will vary quarterly and will be equal to our per share net asset value, or NAV, as determined by our advisor, divided by the number of shares of our common stock outstanding as of the end of the business day immediately preceding the day on which we make our quarterly periodic filing, plus, in the case of our primary offering, applicable commissions and fees. For purposes of this prospectus, the NAV pricing date means the date on which we file our Quarterly Report on Form 10-Q (or our Annual Report on Form 10-K should such filing constitute the applicable quarterly financial filing) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, for the second full fiscal quarter following February 12, 2015, which is two years from the effective date of this offering. If, due to rules that may be adopted by the Financial Industry Regulatory Authority, or FINRA, contractual obligations in the selling agreements between our participating broker dealers and the Dealer Manager, or rules that may be adopted by the SEC or the states, we publish an estimated per share value during this offering, then our board of directors may change the offering price of shares offered in the primary offering as well as the price at which shares are being offered pursuant to our DRIP. We will file a post-effective amendment to this registration statement to reflect any change in the price, after the NAV pricing date, that is more than 20% higher or lower than the $25.00 per share or $23.75 per share price, as applicable, listed in this offering.”

Investor Suitability Standards

The disclosure under the heading “Investor Suitability Standards” on pages i – iii beginning immediately below the bullet point under the subheading “General Standards for all Investors” through and including the bullet point immediately preceding the last three paragraphs on page iii of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

California

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobiles).

Iowa

•	Iowa investors must have an annual income of $70,000 and a minimum Net Worth of $100,000 (exclusive of home, auto and furnishings) or, in the alternative a Net Worth of $350,000 (exclusive of home, auto and furnishings). The investor’s maximum aggregate investment in our common stock and other non-publicly traded direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, auto and home furnishings minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates cannot exceed 10% of the Massachusetts resident’s net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Michigan

•	The maximum investment allowable in us for a Michigan investor is 10% of his or her net worth.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Missouri Securities Division.

Nebraska

•	Nebraska investors must have either (a) a minimum net worth of at least $70,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum net worth of $350,000. A Nebraska investor’s investment in us and in other non-publicly traded real estate investment trusts and other non-publicly traded direct participation programs (including oil and gas programs, equipment leasing programs, business development companies (BDCs) and commodity pools) may not exceed ten percent (10%) of his or her net worth. An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

New Jersey

•	A New Jersey investor must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, shares of our affiliates and other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor’s aggregate investment in us, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

North Dakota

•	North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in our offering.

Ohio

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor’s aggregate investment in us, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Oregon

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates also cannot exceed 10% of the Oregon resident’s net worth.

Pennsylvania

•	The maximum investment allowable in us for a Pennsylvania investor is 10% of his or her net worth.

Tennessee

•	A Tennessee resident’s investment must not exceed ten percent (10%) of his or her liquid net worth (exclusive of home, home furnishings and automobiles).”

Cautionary Note Regarding Forward-Looking Statements

The following is added as the second to last paragraph under the section entitled “Cautionary Note Regarding Forward-Looking Statements” on page v of the Prospectus.

“This prospectus contains estimates and other statistical data that we obtained or derived from, or that we estimated in good faith based partly on, industry publications, surveys, forecasts and reports, governmental publications, reports by market research firms or other independent sources. Industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable and the conclusions contained in the publications and reports are reasonable.”

Prospectus Summary

The second paragraph under the question “What is ARC Realty Finance Trust, Inc.?” on page 1 of the Prospectus is hereby replaced with the following disclosure:

“We are one of 14 publicly offered, non-traded REITs sponsored or co-sponsored by the American Realty Capital group of companies, including: Phillips Edison Grocery Center REIT, Inc., a Maryland corporation organized on October 13, 2009, or PECO; American Realty Capital — Retail Centers of America, Inc., a Maryland corporation organized on July 29, 2010, or ARC RCA; American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation organized on September 10, 2010, or ARC DNAV; American Realty Capital Global Trust, Inc., a Maryland corporation organized on July 13, 2011, or ARC Global; American Realty Capital Healthcare Trust II, Inc., a Maryland corporation organized on October 15, 2012, or ARC HT II; American Realty Capital Trust V, Inc., a Maryland corporation organized on January 22, 2013, or ARCT V; Phillips Edison Grocery Center REIT II, Inc., a Maryland corporation organized on June 5, 2013, or PECO II; American Realty Capital Hospitality Trust, Inc., a Maryland corporation organized on July 25, 2013, or ARC HOST; United Development Funding Income Fund V, a Maryland corporation organized on October 1, 2013, or UDF V; American Realty Capital New York City REIT, Inc., a Maryland corporation organized on December 19, 2013, or ARC NYCR; American Realty Capital Global Trust II, Inc., a Maryland corporation organized on April 23, 2014, or ARC Global II; American Realty Capital — Retail Centers of America II, Inc., a Maryland corporation organized on April 23, 2014, or ARC RCA II; and American Realty Capital

Healthcare Trust III, Inc., a Maryland corporation organized on April 24, 2014, or ARC HT III. Additionally, the American Realty Capital group of companies is the current or former sponsor of two NASDAQ-listed REITs, American Realty Capital Properties, Inc., or ARCP, and American Realty Capital Healthcare Trust, Inc., or ARC HT, and one New York Stock Exchange-listed REIT, New York REIT, Inc. (formerly American Realty Capital New York Recovery REIT, Inc.), or NYRT. The American Realty Capital group of companies is also the co-sponsor of two business development companies, Business Development Corporation of America, a Maryland corporation organized on May 5, 2010, or BDCA, and Business Development Corporation of America II, a Maryland corporation organized on April 17, 2014, or BDCA II, and a non-traded oil and gas limited partnership, American Energy Capital Partners, LP, a Delaware limited partnership organized on October 30, 2013, or AEP. For additional information concerning these other American Realty Capital-sponsored programs, please see the section in this prospectus entitled “Conflicts of Interest.” ”

The following disclosure is hereby added after the first full paragraph under the subheading “What is your investment strategy?” on page 3 of the Prospectus:

“The chart below depicts what we expect will be the composition of our debt investment portfolio as of the completion of this offering. The actual composition of our debt investment portfolio as of the completion of this offering may differ markedly from the chart below depending on conditions in the commercial real estate markets, the macroeconomic environment, competition for the loans we invest in and other factors beyond our control.

Expected Investment Portfolio Composition

”

The following disclosure is hereby added after the second to last sentence of the first full paragraph under the subheading “Who is your sponsor?” on page 6 of the Prospectus:

“Long-standing relationships should continue to help ensure access to potentially attractive investment opportunities through a variety of established origination channels. AR Capital, LLC, the parent of our Sponsor, has borrowed approximately $7 billion in real estate debt over the past four years for its platform-based companies from 42 different financial institutions. Our sponsor’s lending partners include banks, investment banks, finance companies and insurance companies.”

The following disclosure hereby replaces the paragraph under the question “What is the experience of your principal executive officers?” on pages 6 – 7 of the Prospectus.

“Our investments will be identified, evaluated, negotiated, consummated and managed by our investment team employed by our advisor, including the five principal officers of our advisor, Peter M. Budko, Donald MacKinnon, Andrew Winer, Nicholas Radesca and Boris Korotkin. Mr. Budko has served as the chief executive officer of our company and our advisor since November 2014, and served as the president and secretary of our company and our advisor from November 2012 and January 2013, respectively, until November 2014. Mr. Budko has been active in the structuring and financial management of commercial real estate investments for over 11 years. Mr. Radesca has nearly 20 years of experience in finance and accounting, including substantial experience in managing debt. Each of Messrs. Budko, MacKinnon and Winer has 20 years of experience in structuring and managing debt. See “Management.” ”

The first sentence under the question “How will your advisor calculate per share NAV?” on page 8 of the Prospectus is hereby replaced with the following disclosure:

“Commencing with the initial NAV pricing date and on each pricing date thereafter (unless we list our common stock on a national securities exchange), our advisor will be responsible for calculating our quarterly NAV at the end of each business day on which we make our quarterly financial filing.”

The following disclosure is added as the last bullet under the question “Are there any risks involved in buying our shares?” on page 11 of the Prospectus:

“•	We will use, and we intend to disclose to investors, funds from operations, or FFO, and modified funds from operations, or MFFO, which are non-GAAP financial measures. FFO and MFFO are not equivalent to our net income or loss of cash flow from operations as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance.”

The chart, including the footnotes, under the subheading “What conflicts of interest will your advisor and its affiliates face?” on page 15 of the Prospectus is hereby replaced in its entirety with the following chart:

“

(1)	The investors in this offering will own registered shares of common stock in us.
(2)	Our sponsor is controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Our dealer manager is owned by an entity that is under common control with the parent of our sponsor.”

The following disclosure is added as the last sentence of the first paragraph under the question “What are the fees and other amounts that you will pay to the advisor, its affiliates, the dealer manager and your directors?” on page 15 of the Prospectus:

“To the extent we enter into a joint venture agreement, our advisor will be compensated on the same basis described below proportionately with our interest in the joint venture.”

The disclosure under the subheading “What are the fees and other amounts that you will pay to the advisor, its affiliates, the dealer manager and your directors?” on page 20 of the Prospectus is hereby replaced with the following disclosure:

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (80,000,000 shares)
“Asset Management Fees	We will pay our advisor or its assignees an annual fee equal to 0.75% of the cost of our assets (cost will include the principal amount funded by us to acquire or originate portfolio investments, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). Commencing on the NAV pricing date, the asset management fee will be based on the lower of 0.75% of the costs of our assets (as calculated above) and 0.75% of the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines). This fee will be payable monthly in arrears, based on assets held by us during the measurement period, adjusted for appropriate closing dates for individual investments. The amount of the asset management fee will be reduced to the extent that the amount of distributions declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds the funds from operations, or FFO, as adjusted, for the same period. For purposes of this determination, FFO, as adjusted, is FFO before deducting (i) acquisition fees and related expenses; (ii) non-cash restricted stock grant amortization, if any; and (iii) impairments of real estate related investments, if any.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.”

The types of compensation disclosed in the table under the subheading “What are the fees and other amounts that you will pay to the advisor, its affiliates, the dealer manager and your directors?” on page 24 of the Prospectus entitled “Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange and the advisory agreement is not terminated or non-renewed),” “Subordinated Incentive Listing Distribution (payable only if we are listed on an exchange)” and “Subordinated Distribution upon Termination of the Advisory Agreement,” and all other similar disclosures appearing throughout the Prospectus, are hereby replaced in their entirety with the following disclosure:

“Types of Compensation	Determination of Amount	Estimated Amount for Maximum Offering
Convertible Shares	The convertible shares issued to our advisor will automatically convert to shares of our common stock upon the occurrence of the first to occur of any of following events, or triggering events: (i) we have paid total distributions on the then-outstanding shares of our common stock in an amount equal to or in excess of the sum of the invested capital (as defined in our charter) plus an aggregate 6.0% cumulative, pre-tax, non-compounded, annual return on such invested capital, (ii) a listing of our shares of common stock on a national securities exchange and (iii) the termination of our advisory agreement under certain circumstances.	Not determinable at this time. There is no maximum amount of the value of the convertible shares to be issued upon the occurrence of a triggering event.”
In general, but with certain exceptions as outlined in our articles supplementary, the convertible shares will convert into a number of common shares equal to 1/1000 of the quotient of (a) the conversion product (the product of 0.15 times the amount, if any, by which (i) the sum of the enterprise value as of the date of the triggering event plus total distributions paid to our stockholders through the date of the triggering event exceeds (ii) the sum of our stockholders’ invested capital plus a 6.0% return as of the date of the triggering event) divided by (b) the quotient of the enterprise value divided by the number of shares of our common stock outstanding (on an as-converted basis) on the date of the triggering event. The conversion product will be reduced by the amounts payable pursuant to the annual subordinated performance fee as realized appreciation in our assets during the time that our advisor or one of its affiliates acts as our advisor.

The second sentence under the heading “How do I subscribe for shares?” on page 26 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Oregon or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).”

Risk Factors

The following disclosure is hereby inserted as a new risk factor under the section “Risk Factors — Risks Related to an Investment in ARC Realty Finance Trust, Inc.” beginning on page 31 of the Prospectus.

“Recent disclosures made by American Realty Capital Properties, Inc., or ARCP, an entity previously sponsored by the parent of our sponsor, regarding certain accounting errors have led to the temporary suspension of selling agreements by certain soliciting dealers.

ARCP announced on October 29, 2014, that its audit committee had concluded that the previously issued financial statements and other financial information contained in certain public filings should no longer be relied upon as a result of certain accounting errors that were identified but intentionally not corrected, and other AFFO and financial statement errors that were intentionally made. These accounting errors resulted in the resignations of ARCP’s former chief financial officer and its former chief accounting officer. ARCP has initiated an investigation into these matters that is ongoing; no assurance can be made regarding the outcome of the investigation. ARCP’s former chief financial officer is one of the non-controlling owners of the parent of our sponsor but does not have a role in the management of our sponsor’s or our business.

As a result of this announcement, a number of broker-dealer firms that had been participating in the distribution of offerings of public, non-listed REITs sponsored directly or indirectly by the parent of our sponsor have temporarily suspended their participation in the distribution of those offerings, including ours. These temporary suspensions, as well as any future suspensions, could have a material adverse effect on our ability to raise additional capital. We cannot predict the length of time these temporary suspensions will continue, or whether such soliciting dealers will reinstate their participation in the distribution of our offering. In addition, future announcements by ARCP with respect to its ongoing investigation may have an adverse effect on our ability to raise capital. See “— If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make and the value of your investment in us will fluctuate with the performance of the specific investments we acquire.” ”

The following disclosure hereby replaces the disclosure under the risk factor “If our advisor loses or is unable to obtain key personnel, including in the event another American Realty Capital-sponsored program internalizes its advisor, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.” on page 35 of the Prospectus.

“Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, each of whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. This could occur, among other ways, if another American Realty Capital-sponsored program internalizes its advisor. If that occurs, key personnel of our advisor who also are key personnel of the internalized advisor, could become employees of such other program and would no longer be available to our advisor. Further, we do not intend to separately maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel.

Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.”

The following risk factor replaces in its entirety the risk factor “We will compete for investors with other programs of our sponsor, which could adversely affect the amount of capital we have to invest.” on page 38 of the Prospectus.

“Because other real estate programs sponsored directly or indirectly by the parent of our sponsor and offered through our dealer manager may conduct offerings concurrently with our offering, our sponsor and our dealer manager face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.

The parent of our sponsor is the sponsor of several other REITs for which affiliates of our advisor are also advisors that are raising capital in ongoing public offerings of common stock similar to ours. Our dealer manager, which is owned by an entity under common control with the parent of our sponsor, is the dealer manager or is named in the registration statement as the dealer manager in a number of ongoing public offerings by REITs, including some offerings sponsored directly or indirectly by the parent of our sponsor. In addition, our sponsor may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with this offering.

As a result, our sponsor and our dealer manager may face conflicts of interest arising from potential competition between us and these other programs for investors and investment capital. There may be periods during which one or more programs sponsored directly or indirectly by the parent of our sponsor will be raising capital and might compete with us for investment capital. Such conflicts may not be resolved in our favor, and you will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

We also will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to invest in real estate assets.”

The following risk factor replaces in its entirety the risk factor “Our officers and directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.” on page 39 of the Prospectus.

“All of our executive officers, some of our directors and the key real estate and other professionals assembled by our advisor and our dealer manager face conflicts of interest related to their positions or interests in affiliates of our sponsor, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.

All of our executive officers, some of our directors and the key real estate and other professionals assembled by our advisor and dealer manager are also executive officers, directors, managers, key professionals or holders of a direct or indirect controlling interest in our advisor, our dealer manager or other sponsor-affiliated entities. Through our sponsor’s affiliates, some of these persons work on behalf of programs sponsored directly or indirectly by the parent of our sponsor that are currently raising capital publicly. As a result, they have loyalties to each of these entities, which loyalties could conflict with the fiduciary duties they owe to us and could result in action or inaction detrimental to our business. Conflicts with our business and interests are most likely to arise from (a) allocation of new investments and management time and services between us and the other entities, (b) investments with affiliates of our advisor, (c) compensation to our advisor and (d) our relationship with our advisor and our dealer manager. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.”

Management

The first paragraph on page 78 of the Prospectus under the subsection entitled “Lead Independent Director,” and all other similar disclosures appearing throughout the Prospectus, are hereby replaced with the following disclosure:

“Our management believes that having a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of our board of directors, provides the right leadership structure for us and is best for us and our stockholders at this time.”

The table under the section entitled “Executive Officers and Directors” on page 78 of the Prospectus, and all other similar disclosures appearing throughout the Prospectus, are hereby replaced with the following disclosure.

“Name	Age	Position(s)
Peter M. Budko	54	Chief Executive Officer
Donald MacKinnon	50	President and Chief Operating Officer
Andrew Winer	46	Chief Investment Officer
Nicholas Radesca	49	Chief Financial Officer, Treasurer and Secretary
Boris Korotkin	42	Executive Vice President
William M. Kahane	66	Chairman of the Board of Directors
Elizabeth K. Tuppeny	54	Independent Director
Dr. Robert J. Froehlich	61	Lead Independent Director”

The second to last sentence under the subheading “Audit Committee” on page 78 of the Prospectus and all other similar disclosures appearing throughout the Prospectus are hereby replaced with the following disclosure.

“Dr. Froehlich, one of our independent directors, is our audit committee financial expert and also serves as chairman of our audit committee.”

Mr. Schorsch’s biography on pages 78 – 79 of the Prospectus is hereby deleted in its entirety.

The first two sentences of Mr. Budko’s biography beginning on page 79 of the Prospectus are hereby replaced with the following disclosure, and the last sentence of Mr. Budko’s biography is hereby deleted.

“Peter M. Budko has served as the chief executive officer of our company and our advisor since November 2014, and previously served as executive vice president of our company and our advisor since their formation in November 2012 until January 2013, and as president and secretary of our company and our advisor from January 2013 until November 2014. Mr. Budko served as a director of our company from January 2013 until November 2014.”

The first sentence of Mr. MacKinnon’s biography on page 80 of the Prospectus is hereby replaced with the following disclosure.

“Donald MacKinnon has served as the chief operating officer of our company and our advisor since January 2013, and as president of our company and our advisor since November 2014.”

The first sentence of Mr. Radesca’s biography on page 81 of the Prospectus is hereby replaced with the following disclosure.

“Nicholas Radesca has served as the chief financial officer and treasurer of our company and our advisor since January 2013, and as secretary of our company and our advisor since November 2014.”

Mr. Michelson’s biography on page 82 of the Prospectus is hereby deleted in its entirety and replaced with the following disclosure.

“William M. Kahane was appointed a director of our company in November 2014 and has served as chairman of the board since December 2014. Mr. Kahane also previously served as chief operating officer and secretary of our company and our advisor from October 2014 to December 2014. Mr. Kahane has served as the chief executive officer and president of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since November 2014 and was appointed as a director and as chairman of the board of directors of ARC DNAV in December 2014. Mr. Kahane also previously served as a director of ARC DNAV from September 2010 until March 2012 and as chief operating officer and secretary of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from November 2014 until December 2014. Mr. Kahane has served as an executive officer of ARCT V, the ARCT V advisor and the ARCT V property manager since November 2014 and in December 2014 was appointed as chief executive officer. Mr. Kahane has served as chief executive officer of AR Capital Acquisition Corp. since August 2014. Mr. Kahane has served as a director of ARC NYCR since its formation in December 2013 and was appointed as executive chairman in December 2014. Mr. Kahane has served as chief operating officer, treasurer and secretary of ARC Global, the ARC Global advisor and the ARC Global property manager since October 2014. Mr. Kahane was appointed as a director and executive chairman of the board of directors of ARC Global II in December 2014 and previously served as the chief operating officer, treasurer and secretary of ARC Global II, the ARC Global II advisor and the ARC Global II property manager from October 2014 until December 2014. Mr. Kahane was appointed a director of ARC HOST in February 2014 and was appointed as executive chairman in December 2014. Mr. Kahane previously served as the chief executive officer and president of ARC HOST from August 2013 to November 2014. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010 and also served as an executive officer of ARC RCA and the ARC RCA advisor from their respective formations in July 2010 and May 2010 until March 2012, and from November 2014 to December 2014, Mr. Kahane served as chief operating officer and secretary of ARC RCA and the ARC RCA advisor. Mr. Kahane has served as the president of ARC RCA and the ARC RCA advisor since November 2014 and was appointed as the chairman of the board of directors of ARC RCA and the chief executive officer of ARC RCA and the ARC RCA advisor in December 2014. Mr. Kahane was appointed as a director and as the chairman of the board of directors of RCA II in December 2014 and has served as chief executive officer of RCA II and the RCA II advisor since November 2014. Mr. Kahane was appointed as a director and executive chairman of the board of directors of ARC HT III in December 2014. Mr. Kahane served as a director of ARCP from February 2013 to June 2014. He also served as a director and executive officer of ARCP from December 2010 until March 2012. Additionally, Mr. Kahane served as an executive officer of ARCP’s former manager from November 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. He also served as a director of ARCT from August 2007 until January 2013. Mr. Kahane has also served as a director of NYRT since its formation in October 2009 and was appointed as executive chairman in December 2014. Mr. Kahane also previously served as president and treasurer of NYRT from its formation in October 2009 until March 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010. Mr. Kahane previously served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their respective formations in August 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane has served as a director of ARC HT II since March 2013 and was appointed as executive chairman in December 2014. Mr. Kahane has served as a director of PECO II since August 2013. Mr. Kahane also has been the interested director of BDCA since its formation in May 2010 and BDCA II since April 2014. Until March 2012, Mr. Kahane was also chief operating officer of BDCA. Mr. Kahane served as a director of RCAP from February 2013 until December 2014, and served as chief executive officer of RCAP from February 2013 until September 2014. Mr. Kahane served as a director of Cole Real Estate Income Strategy (Daily NAV), Inc., or Cole DNAV, from February 2014 until December 2014, and served as a director of Cole Credit Property Trust, Inc., or CCPT, from May 2014 until February 2014. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979 where he worked on the development of hotel properties in Hawaii and California. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., or Morgan Stanley, specializing in real estate, including the lodging sector becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at American Financial Realty Trust, or AFRT, from April 2003 to August 2006, during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane served as a managing director of GF Capital Management & Advisors LLC, or GF Capital, a New York-based merchant banking firm, where he directed the firm’s real estate investments, from 2001 to 2003. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s prior experience as a director and executive officer of the companies described above and his significant investment banking experience in real estate, make him well qualified to serve as a member of our board of directors.”

Dr. Froehlich’s biography on page 83 of the Prospectus is hereby replaced in its entirety with the following disclosure:

“Dr. Robert J. Froehlich was appointed as an independent director of our company in January 2013 and has served as our lead independent director since December 2014. Dr. Froehlich has also served as an independent director of ARC DNAV since November 2012. Dr. Froehlich has over 35 years of experience in and around Wall Street. Dr. Froehlich was appointed in July 2009 to serve, and currently serves, as an independent director for a privately held company, Davidson Investment Advisors, Inc. Davidson Investment Advisors, Inc. manages over $1 billion in client assets. He began his career in the public sector from December 1975 to April 1978, as a budget analyst for the City of Dayton, Ohio, with a budget of

$100 million. From May 1978 to February 1981, he served as the chief financial officer for Montgomery County, Ohio's Water & Sewer District with annual operating revenues of $75 million. In March 1981, he was appointed the first city manager for Beavercreek, Ohio, as one of the youngest city managers in Ohio, with an operating budget of $5 million. Dr. Froehlich served there until April 1985, when he transitioned to the private sector as a senior executive with Ernst & Whinney from May 1985 to September 1989, where he was responsible for a national practice that conducted financial feasibility studies and financial consulting to tax exempt entities. From October 1989 to January 1997, he held several senior executive roles at Van Kampen Merritt which after its merger with American Capital became Van Kampen American Capital, with over $50 billion in assets across 75 different mutual funds. Dr. Froehlich began there as the director of Municipal Research and left as the firm's first chief investment strategist. In February 1997, he then joined Kemper Funds, with $75 billion in assets among 50 different funds, as their vice chairman. In January 2001, he was appointed vice chairman of Scudder Investments, when Scudder Funds merged with Kemper Funds. Combined, they had assets of over $200 billion in 129 funds. In April 2002, when Deutsche Bank acquired Scudder Investments, Dr. Froehlich was named vice chairman of Deutsche Asset Management, a role he held until September 2009. In September 2009, until his retirement in April 2012, Dr. Froehlich was a senior executive with The Hartford Mutual Funds, where he also served as an officer of all 55 funds, with assets totaling $84 billion. Dr. Froehlich also served on the board of trustees of the University of Dayton from January 1998 to October 2008. While on the Board he was on the executive committee and served as chairman of the investment committee, overseeing a $500 million endowment. From October 1989 to February 1997, he served as a director for McCarthy, Crisanti & Maffei, Inc., a privately held economic research firm with revenues of $75 million, and a wholly owned subsidiary of Xerox Financial Corporation. He received his Ph.D. from California Coast University in 1979, M.A. from Central Michigan in 1978, M.P.A. from the University of Dayton in 1976 and a B.A. from the University of Dayton in 1975. In 2008, he was awarded an Honorary Doctorate of Commercial Sciences from the board of trustees of Central Michigan University. We believe that Dr. Froehlich’s current experience as an independent director of ARC DNAV and ARC HT II, his expertise in United States and global economics, global currencies and financial markets, public policy and politics and United States and global demographic trends makes him well qualified to serve on our board of directors.”

The disclosure in the subsection entitled “Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” beginning on page 87 of the Prospectus is hereby amended by inserting the following disclosure as a new paragraph immediately below the bullet points on page 89 of the Prospectus:

“We have entered into an indemnification agreement with current and former directors, officers and service providers, providing for indemnification of such individuals consistent with the provisions of our charter.”

The second and third paragraphs of the section “The Advisor” on page 89 of the Prospectus are hereby replaced with the following disclosure.

“The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
Peter M. Budko	54	Chief Executive Officer
Donald MacKinnon	50	President and Chief Operating Officer
Andrew Winer	46	Chief Investment Officer
Nicholas Radesca	49	Chief Financial Officer, Treasurer and Secretary
Boris Korotkin	42	Executive Vice President

The backgrounds of Messrs. Budko, MacKinnon, Winer, Radesca and Korotkin are described in the “Management — Executive Officers and Directors” section of this prospectus.”

The following disclosure hereby replaces the disclosure set forth under the sub-heading “Affiliated Companies — Dealer Manager” beginning on page 91 of the Prospectus:

“Dealer Manager

Our dealer manager is a member firm of the Financial Industry Regulatory Authority, or FINRA. Our dealer manager was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.

Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to our dealer manager in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation — We Will Pay for the Sale of Our Shares.” Our dealer manager also serves as dealer manager for ARC DNAV, ARC HT III, ARC RFT, PECO II, ARC HOST, UDF V, ARC NYCR, ARC Global II, ARC RCA II, AEP, BDCA and BDCA II.

Our dealer manager is owned by an entity which is under common control with the parent of our sponsor. Accordingly, Messrs. Schorsch, Kahane and Weil are indirect owners of our dealer manager. Our dealer manager is an affiliate of both our advisor and the property manager. See the section entitled “Conflicts of Interest” in this prospectus.

Name	Age	Position(s)
Edward M. Weil, Jr.	47	Chairman
William E. Dwyer III	56	Chief Executive Officer
Louisa Quarto	47	President
Michael Shuckerow	43	Chief Compliance Officer
Alex MacGillivray	53	Executive Vice President and National Sales Manager
Steve Rokoszewski	38	Executive Vice President

The backgrounds of Mr. Weil, Ms. Quarto and Messrs. Dwyer, Shuckerow, MacGillivray and Rokoszewski are described below:

Edward M. Weil, Jr. has served as chairman of our dealer manager since September 2013 and was the interim chief executive officer of our dealer manager from May 2014 until September 2014 and the chief executive officer of our dealer manager from December 2010 until September 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009 until November 2014. He has served as the executive vice president and secretary of the PECO advisor since its formation in December 2009. Mr. Weil served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively, until November 2014. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil has served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010 until November 2014, and served as a director of ARC DNAV from September 2010 to August 2014. Mr. Weil served as a director of ARCP from March 2012 until June 2014. Mr. Weil also served as an executive officer of ARCP from its formation in December 2010 until February 2013. Mr. Weil was an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager from their formation in July 2011, July 2011 and January 2012, respectively, until October 2014 and served as a director of ARC Global from May 2012 to September 2014. Mr. Weil served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Weil served as a director of ARCT IV from January 2014 until the close of its merger with ARCP in January 2014. Mr. Weil served as the president, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012 until November 2014, and served as their chief operating officer from October 2012 through March 2014. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013, and served as a director of ARCT V from January 2013 to September 2014. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil served as president, chief operating officer, treasurer and secretary of the PECO II advisor since July 2013 until October 2014. Mr. Weil has served as a member of the board of directors of the ARC HOST sub-property manager since August 2013. Mr. Weil served as chief executive officer and president of the general partner of AEP since its formation in October 2013 until November 2014. Mr. Weil has served as president, treasurer, secretary and a director of RCAP since February 2013 and as chief executive officer since September 2014. Mr. Weil also served as treasurer and secretary of ARC NYCR, its advisor and property manager since April 2014 until November 2014 and previously served as chief operating officer of ARC NYCR, its advisor and property manager since their respective formations in December 2013. Mr. Weil served as president, chief operating officer, treasurer and secretary of ARC RCA II, and as president, chief operating officer, treasurer and secretary of the ARC RCA II advisor and property manager from their respective formations in April 2014 until October 2014. Mr. Weil served as president, chief operating officer, treasurer and secretary of ARC Global II, the ARC Global II advisor and the ARC Global II property manager from their respective formations in April 2014 to October 2014. Mr. Weil served as president, chief operating officer, treasurer and secretary of ARC HT III, the ARC HT III advisor and property manager from their respective formations in April 2014 until November 2014. Mr. Weil has served as president, treasurer, secretary and a director of RCS Capital since February 2013 and as chief executive officer since September 2014. Mr. Weil was formerly the senior vice president of Sales and Leasing for American Financial Realty Trust, or AFRT, from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

William E. Dwyer III has served as the chief executive officer of our dealer manager since September 2014. Mr. Dwyer joined our dealer manager from LPL Financial, where he held various positions from September 1992 to March 2013, including serving as President — National Sales from September 2009 to March 2013, where he was responsible for setting strategic direction for the management, satisfaction, retention and recruitment of the firm’s independent advisors. In addition, Mr. Dwyer has been a member of the Financial Services Institute since October 2005, including serving as its Chairman from January 2008 to December 2009. Mr. Dwyer was a member of the Private Client Services Committee at the Securities Industry and Financial Markets Association, or SIFMA, from January 2008 to December 2010, including serving as its Co-Chairman from January 2009 to December 2010, as well as a member of the Board of Directors of SIFMA from January 2009 to December 2012. He holds a Bachelor of Arts and Sciences degree from Boston College and holds FINRA Series 3, 7 and 63 licenses.

Louisa Quarto has served as the President of Realty Capital Securities LLC, our dealer manager, since September 2009. Ms. Quarto served as Senior Vice President and Chief Compliance Officer for our dealer manager from May 2008 until February 2009, as Executive Managing Director from November 2008 through July 2009 and Co-President from July 2009 through August 2009. Ms. Quarto also has been Senior Vice President for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for Realty Capital Securities include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker-dealer subsidiary, Carey Financial LLC, beginning as an Associate Marketing Director in 1996, becoming Second Vice president in 1999, Vice President in 2000 and Senior Vice President in 2004. From July 2005 through April 2008 Ms. Quarto served as Executive Director and Chief Management Officer of Carey Financial

where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

Michael Shuckerow has served as the chief compliance officer of our dealer manager since October 2014. In addition, he is currently a member of the Investment Adviser Association’s social media working group. Prior to joining our dealer manager, Mr. Shuckerow was Head of Distribution Compliance at Columbia Management from April 2008 until October 2014. From April 2005 until April 2008, Mr. Shuckerow served as Chief Compliance Officer and Senior Vice President of a multi-national joint-venture of Citigroup and State Street Bank. From April 2000 until April 2005, Mr. Shuckerow served as Associate General Counsel at UBS, as well as Deputy Chief Administrative Officer of its investment consulting division. Mr. Shuckerow earned a J.D. from St. John’s University School of Law and a B.S. from Northeastern University. He is admitted to the bar in New York and Connecticut and holds FINRA Series 7 and 24 licenses.

Alex MacGillivray has served as the senior vice president and national sales manager of our dealer manager since June 2009. Mr. MacGillivray was promoted to Executive Vice President in January 2010. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to chief executive officer and president of AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a regional vice president at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to senior vice president and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a regional vice president at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.

Steve Rokoszewski joined the dealer manager in March 2009 as vice president, national sales desk manager, and is responsible for the hiring, training and the ongoing management of all the Realty Capital Securities internal wholesalers. In June 2010, Mr. Rokoszewski was promoted to senior vice president, and he was promoted to executive vice president in April 2012. Mr. Rokoszewski has over 12 years of experience in the financial services industry. Prior to joining Realty Capital Securities, he was Sales Desk Manager for KBS Capital Markets Group, or KBS, from November 2005 through February 2009. While at KBS, he participated in the development of a distribution company that raised over $1.2 billion in 2008. From March 2001 through October 2005, Mr. Rokoszewski served as AVP — Sales Desk Manager for MetLife Investors, where he led a team of 24 internal wholesalers who helped raise $1.1 billion in sales in 2004. From August 1998 through March 2001, Mr. Rokoszewski was a financial advisor at PaineWebber, Inc. He received a degree in International Relations from the University of Southern California and currently holds FINRA Series 7, 24 and 63 licenses.”

The first sentence of the section “Investment Decisions” on page 94 of the Prospectus is hereby replaced with the following disclosure.

“The primary responsibility for the investment decisions of our advisor and its affiliates, and the negotiation for these investments, resides with Peter M. Budko, Donald MacKinnon, Andrew Winer, Nicholas Radesca and Boris Korotkin, and our advisor seeks to invest in our targeted assets on our behalf that satisfy our investment objectives.”

The second paragraph of the section “Certain Relationships and Related Transactions — Advisory Agreement” beginning on page 94 of the Prospectus is hereby replaced with the following disclosure.

“Peter M. Budko, our chief executive officer, also is the chief executive officer of our advisor. Donald MacKinnon, our president and chief operating officer, also is the president and chief operating officer of our advisor. Andrew Winer, our chief investment officer, also is the chief investment officer of our advisor. Nicholas Radesca, our chief financial officer, treasurer and secretary, also is the chief financial officer, treasurer and secretary of our advisor. Boris Korotkin, our executive vice president, also is the executive vice president of our advisor. For a further description of this agreement, see the sections entitled “— The Advisor,” “Management Compensation” and “Conflicts of Interest” in this prospectus.”

Management Compensation

The following disclosure is added as the last sentence of the first paragraph under the section “Management Compensation” on page 96 of the Prospectus:

“To the extent we enter into a joint venture agreement, our advisor will be compensated on the same basis described below proportionately with our interest in the joint venture.”

The disclosure on page 100 of the Prospectus is hereby replaced with the following disclosure:

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (80,000,000 shares)
“Asset Management Fees	We will pay our advisor or its assignees an annual fee equal to 0.75% of the cost of our assets (cost will include the principal amount funded by us to acquire or originate portfolio investments, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). Commencing on the NAV pricing date, the asset management fee will be based on the lower of 0.75% of the costs of our assets (as calculated above) and 0.75% of the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines). This fee will be payable monthly in arrears, based on assets held by us during the measurement period, adjusted for appropriate closing dates for individual investments. The amount of the asset management fee will be reduced to the extent that the amount of distributions declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds FFO, as adjusted, for the same period. For purposes of this determination, FFO, as adjusted, is FFO before deducting (i) acquisition fees and related expenses; (ii) non-cash restricted stock grant amortization, if any; and (iii) impairments of real estate related investments, if any.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.”

The types of compensation disclosed in the table under the heading “Management Compensation” on page 104 of the Prospectus entitled “Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange and the advisory agreement is not terminated or non-renewed),” “Subordinated Incentive Listing Distribution (payable only if we are listed on an exchange)” and “Subordinated Distribution upon Termination of the Advisory Agreement,” along with all related footnotes on pages 106 – 108 of the Prospectus and all other similar disclosures appearing throughout the Prospectus, are hereby replaced in their entirety with the following disclosure:

“Types of Compensation	Determination of Amount	Estimated Amount for Maximum Offering
Convertible Shares(8)	The convertible shares issued to our advisor will automatically convert to shares of our common stock upon the occurrence of the first to occur of any of following triggering events: (i) we have paid total distributions on the then-outstanding shares of our common stock in an amount equal to or in excess of the sum of the invested capital (as defined in our charter) plus an aggregate 6.0% cumulative, pre-tax, non-compounded, annual return on such invested capital, (ii) a listing of our shares of common stock on a national securities exchange and (iii) the termination of our advisory agreement under certain circumstances.	Not determinable at this time. There is no maximum amount of the value of the convertible shares to be issued upon the occurrence of a triggering event.
In general, but with certain exceptions as outlined in our articles supplementary, the convertible shares will convert into a number of common shares equal to 1/1000 of the quotient of (a) the conversion product (the product of 0.15 times the amount, if any, by which (i) the sum of the enterprise value as of the date of the triggering event plus total distributions paid to our stockholders through the date of the triggering event exceeds (ii) the sum of our stockholders’ invested capital plus a 6.0% return as of the date of the triggering event) divided by (b) the quotient of the enterprise value divided by the number of shares of our common stock outstanding (on an as-converted basis) on the date of the triggering event. The conversion product will be reduced by the amounts payable pursuant to the annual subordinated performance fee as realized appreciation in our assets during the time that our advisor or one of its affiliates acts as our advisor.

(8)	Enterprise value is the actual value of our company as a going concern based on the difference between (i) the actual value of all of our assets as determined by our board of directors, including a majority of our independent directors, and (ii) all of our liabilities as set forth on our balance sheet for the period ended immediately prior to the determination date. However, if the enterprise value is being determined in connection with a change of control that establishes our net worth, then the enterprise value shall be our net worth established thereby. Further, if the enterprise value is being determined in connection with a listing of our shares of common stock on a national securities exchange, then the enterprise value shall be equal to the number of outstanding shares of our common stock multiplied by the closing price of a single share of our common stock averaged over a period of 30 trading days during which our shares of common stock are listed on a national securities exchange or quoted for trading after the date of such listing. Such period of 30 trading days shall be mutually agreed upon by our board of directors, including a majority of our independent directors, and our advisor.”

Conflicts of Interest

The disclosure under the subheading “Our Sponsor and its Affiliates” on pages 110 and 111 of the Prospectus is hereby replaced with the following disclosure:

“Mr. Kahane is also an officer or director of ARC RCA, ARC HOST, ARC HT II, PECO II, ARC NYCR, ARC DNAV, ARC Global, ARC Global II, ARC HT III and ARC Global II, which are public, non-traded REITs sponsored by the parent of our sponsor, advised by affiliates of our sponsor and for which our dealer manager acted or acts as dealer manager. Mr. Kahane is also a director of BDCA and BDCA II, which are public, non-traded business development companies, and also a director of the general partner of AEP, a non-traded oil and gas limited partnership, each of which is sponsored by the parent of our sponsor, advised by affiliates of our sponsor and an entity for which our dealer manager acts as dealer manager. As of the date of this prospectus, our dealer manager is the dealer manager or is named in the registration statement as the dealer manager in several offerings, including some offerings in which the parent of our sponsor is the sole sponsor.

Every transaction that we enter into with our advisor, our dealer manager or their respective affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any of these parties or their respective affiliates in the event of a default by, or disagreement with, any of these entities or in invoking powers, rights or options pursuant to any agreement between us and our advisor, our dealer manager or any of their respective affiliates.

We have entered into a services agreement with RCS Advisory Services, LLC, or RCS Advisory, pursuant to which RCS Advisory provides us and other programs sponsored directly or indirectly by AR Capital, LLC with transaction management (including, without limitation, transaction management, due diligence, event coordination and marketing services) and other services. As explained in the following paragraph, RCS Advisory is an entity under common control with our sponsor, and therefore the services agreement is a related party transaction which was not negotiated at arm’s-length. The agreement provides for an initial ten-year term, with automatic renewals for successive five-year periods, in each case, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) AR Capital, LLC’s delivery to RCS Advisory of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the noncompliance notice; and (ii) the impact of a force majeure-related delay upon either party, if the force majeure results in performance being delayed by greater than 60 days.

Each of our dealer manager, our transfer agent and RCS Advisory Services, LLC, or RCS Advisory, is an indirect subsidiary of RCS Capital Corporation, or RCAP. Mr. Budko, our chief executive officer is a director of RCAP. RCAP Holdings, LLC, or RCAP Holdings, which is directly or indirectly controlled by Mr. Schorsch and Mr. Kahane, the chairman of the board of directors, owns the only outstanding share of RCAP’s Class B common stock. Under RCAP’s certificate of incorporation, RCAP Holdings, as the holder of one share of Class B common stock, has one vote more than 50% of the voting rights of RCAP, and thereby controls RCAP and its subsidiaries, which includes our dealer manager, our transfer agent and RCS Advisory. As a result, our dealer manager, our transfer agent and RCS Advisory are under common control with our sponsor. The Class B common stock has no economic rights.”

The disclosure in the first paragraph under the subheading “Competition for Investors” on pages 111 and 112 of the Prospectus is hereby replaced with the following disclosure:

“We expect that several publicly offered programs sponsored or co-sponsored directly or indirectly by the parent of our sponsor and its affiliates, including BDCA, BDCA II, ARC DNAV, PECO II, ARC HOST, ARC NYCR, UDF V, AEP, ARC HT III, ARC Global II, RCA II and others, will be raising capital in their respective public offerings concurrently with at least a portion of the duration of this offering. Our dealer manager is the dealer manager for these other offerings. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments. In addition, our sponsor may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with our offering. As a result, we face a conflict of interest due to the potential competition among us and these other programs for investors and investment capital.”

The following disclosure replaces the third and last bullets, respectively, under the sub-heading “Receipt of Fees and Other Compensation by Our Sponsor and its Affiliates” on page 113 of the Prospectus:

“•	sales of properties and other investments to third parties, which entitle our advisor and the special limited partner, respectively, to disposition fees and a possible subordinated participation;
•	whether and when we seek to sell the company or its assets, which sale could entitle the special limited partner to a subordinated participation.”

The disclosure in the last paragraph under the subheading “Receipt of Fees and Other Compensation by Our Sponsor and its Affiliates” on page 113 of the Prospectus is hereby replaced with the following disclosure:

“From time to time, subject to the approval of a majority of our independent directors, we may engage one or more entities under common control with the parent of our sponsor or our advisor to provide services not provided under existing agreements described in this prospectus. Such engagements will be at terms no less favorable to us than could be obtained from an unaffiliated third party for comparable services, and may result in the payment of fees or reimbursement of expenses by us to such entities not described in “Management Compensation.” Services provided by such entities to prior programs of the parent of our sponsor have included strategic advisory services from the investment banking division of our dealer manager related to certain portfolio acquisitions and liquidity events, and included payment of a transaction fee based upon a certain percentage of the value of such transaction upon the consummation of the respective transaction.”

The disclosure in the first two paragraphs under the subheading “Affiliated Dealer Manager” on page 115 of the Prospectus is hereby replaced with the following disclosure:

“Our dealer manager is under common control with our advisor and thus its review of the offering may not be “independent.” Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. See “Plan of Distribution.”

Our dealer manager also is the dealer manager in other offerings, including offerings sponsored directly or indirectly by the American Realty Capital group of companies, that are either effective or in registration. In addition, our dealer manager may in the future be retained to raise capital through public offerings sponsored directly or indirectly by our sponsor and other third-party sponsors that will be conducted concurrently with our offering. As a result, our dealer manager will have competing demands on its time and resources. Our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments. Our dealer manager was designed as a wholesale broker dealer capable of simultaneously distributing multiple direct investment programs. As of December 31, 2013, our dealer manager, a subsidiary of RCS Capital Corporation, an entity under common control with the parent of our sponsor, had a team of 186 professionals. Our dealer manager believes its sales team is adequate and structured in a manner to handle sales for all of the offerings for which it is the dealer manager, including those offerings that are currently in registration or that were recently declared effective, without adversely affecting its ability to act as dealer manager in this offering.”

The disclosure in the first paragraph under the subheading “Valuation Conflicts” on page 115 of the Prospectus is hereby replaced with the following disclosure:

“Once we begin to calculate NAV, the asset management fees payable to our advisor will be based on the lower of the cost of our assets and the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines), which the advisor is responsible for calculating while taking into consideration the valuations and appraisals of our investments performed by the independent valuer. Appraisals and valuations of our commercial real estate investments, which are used to calculate NAV, are estimates and may not correspond to the amount that may be realized by the company upon a sale of such. Our advisor may be motivated to establish appraisals and valuations at higher amounts than amounts that could actually be realized upon a sale because such higher amounts will result in higher compensation to the advisor.”

The disclosure in the last paragraph under the subheading “Receipt of Fees and Other Compensation by Our Advisor and its Affiliates” on page 117 of the Prospectus is hereby replaced with the following disclosure:

“From time to time, subject to the approval of a majority of our independent directors, we may engage one or more entities under common control with our sponsor or our advisor to provide services not provided under existing agreements described in this prospectus. Such engagements will be at terms no less favorable to us than could be obtained from an unaffiliated third party for comparable services, and may result in the payment of fees or reimbursement of expenses by us to such entities not described in “Management Compensation.” Services provided by such entities to prior programs of the parent of our sponsor have included strategic advisory services from the investment banking division of our dealer manager related to certain portfolio acquisitions and liquidity events, and included payment of a transaction fee based upon a certain percentage of the value of such transaction upon the consummation of the respective transaction.”

The chart, including the footnotes, under the subheading “Independent Directors” on pages 121 – 122 of the Prospectus is hereby replaced in its entirety with the following chart:

“

(1)	The investors in this offering will own registered shares of common stock in us.

(2)	Our sponsor is controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Our dealer manager is owned by an entity that is under common control with the parent of our sponsor.”

Market Overview and Opportunity

The following disclosure is hereby added as the second full paragraph on page 124 of the Prospectus:

“Historically, losses have been low when lending at favorable times in the real estate lending cycle. The chart below displays charge-off rates, or losses on bank commercial real estate loan portfolios, from 1991 through the third quarter of 2013. This Federal Financial Institutions Examination Council data shows that on average, for a full business cycle, these portfolios have experienced 0.55% of losses on commercial real estate loans. We believe that today’s low charge-off rates indicates that we are at the beginning of the next business cycle and that this is a favorable time to invest in commercial real estate debt.

Charge-Off Rates on Commercial Real Estate Loans

Year and Quarter

Source: Federal Financial Institutions Examination Council (FFIEC) Consolidated Reports of Condition and Income (1993 – 2000: FFIEC 031 through 034; 2001 — :FFEIC 031 & 041).”

The following disclosure is hereby added to page 124 of the Prospectus just before the subheading “Commercial Real Estate Markets — Stable and Improving.”

“U.S. Real Estate Capital and Sources; Utilization of Leverage

According to the Mortgage Bankers Association, the Federal Reserve Board of Governors and the FDIC (Q4 2013), the U.S. real estate capital market totals $3.68 trillion which is comprised of $2.53 trillion of debt capital and $1.15 trillion of equity capital. According to Real Capital Analytics, the following are sources of real estate equity capital in the United States: private purchasers, public purchasers, equity funds, institutional purchases, cross border purchasers and other purchasers. Of the $1.15 trillion of total U.S. real estate equity capital, the aforementioned sources represent 42%, 20%, 11%, 12%, 9% and 6% of such equity capital as of December 5, 2013, respectively. Real estate is generally a highly levered asset class. While equity REITs tend to employ lower amounts of leverage in their real estate investments, most equity investors utilize greater amounts of leverage and are significant consumers of debt products similar to those offered by our company, thus providing substantial opportunity for us to efficiently deploy our raised capital in accretive real estate debt investments.”

The disclosure under the subheading “Limited Lender Supply of Mortgage Capital” on pages 128 – 129 of the Prospectus is hereby replaced in its entirety with the following disclosure:

“Although the CMBS market is functioning, it has been significantly downsized from its 2007 peak. According to Commercial Mortgage Alert, CMBS issuance volume in the United States reached $86.136 billion in 2013 — over 62% less than the peak reached in 2007. Between 2005 and 2007, CMBS issuance totaled over $550 billion, peaking at approximately $229 billion in 2007. According to Commercial Mortgage Alert, CMBS issuances fell in 2008 by approximately 95% when compared to 2007. There was no CMBS issuance in the second half of 2008, less than $3 billion issued in 2009, and over $11.6 billion issued in 2010. Given volume levels in 2012 ($48.4 billion), 2013 ($86.136 billion) and 2014 ($41.5 billion through the second quarter of 2014), we believe future CMBS issuances and future growth will continue to be limited because of new regulations, bank capital requirements and potential CMBS risk retention rules. We believe a smaller CMBS market coupled with $1.6 trillion of mortgages maturing creates a substantial lending opportunity for our company.

U.S. CMBS Issuance

Source: Commercial Mortgage Alert, July 4, 2014 (As of 7/4/2014)”

The following disclosure is hereby added as the first full paragraph on page 129 of the Prospectus:

“Market Currently Favors More Conservative Lending Practices

Compared to practices during peak lending in 2007, commercial real estate loans are now being underwritten with more equity in the capital structure, lower loan to value ratios, higher debt service coverage ratios, underwriting based on in-place cash flow, funded escrows for reserves, taxes and insurance, and more stringent loan covenants. Evidencing the shift to more conservative underwriting standards, CMBS loan-to-value ratios went from 70% in 2007 to 63% in 2013, CMBS debt service coverage ratios went from 1.38x in 2007 to 1.84x in 2013, and the percentage of loans contributed to CMBS deals that were interest only loans went from 59.25% in 2007 to 16.5% in 2013.

The chart below illustrates how typical capital structures have changed since the peak lending period prior to October 2007.

Source: Moodys/RCA CPPI Report, December, 2013.”

Investment Strategy, Objectives and Policies

The following disclosure is hereby added as the first full paragraph on page 133 of the Prospectus:

“Money Market Investments

Pending the purchase of other permitted investments, or to provide a working capital reserve described below, we may temporarily invest up to 5% of the proceeds of the equity capital raised in accounts managed by an affiliate of the issuer, National Fund Advisors, LLC, or NFA, in connection with which NFA may receive customary fees. No such fees are currently charged. The independent directors of our board will review the terms and conditions of any arrangement with NFA, as well as the parameters of any such working capital reserve. Investments made by NFA may include liquid, available-for-sale investments in real estate marketable securities, including common equity, preferred equity or unsecured notes.

In addition, we may temporarily invest in one or more money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities and other short-term instruments. We intend to hold substantially all funds, pending our investment in real estate or real estate-related assets, in assets which will allow us to continue to qualify as a REIT. These investments will be liquid and provide for appropriate safety of principal, such as cash, cash items and government securities. Cash items include cash on hand, cash deposited in time and demand accounts with financial institutions, receivables which arise in our ordinary course of operation, commercial paper and certificates of deposit. Generally, government securities are any securities issued or guaranteed as to principal or interest by the United States federal government. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Taxation — REIT Qualification Tests” in this prospectus.”

Valuation Guidelines

The following disclosure is added as the last paragraph under the sub-heading “Valuation Guidelines; Calculation of NAV” on page 138 of the Prospectus:

“We will no longer calculate our NAV following listing of our common stock on a national securities exchange or other liquidity events, if such events occur. See “Risk Factors — Risks Related to an Investment in ARC Realty Finance Trust, Inc. — No public trading market for our shares currently exists, and as a result, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the offering price.” ”

The following disclosure is added as the first sentence under the sub-heading “Calculation of Per Share NAV by Our Advisor” on page 140 of the Prospectus:

“Commencing with the initial NAV pricing date and on each pricing date thereafter (unless we list our common stock on a national securities exchange), our advisor will be responsible for calculating our quarterly NAV at the end of each business day on which we make our quarterly financial filing.”

Description of Portfolio Investments

The following disclosure is hereby added as the first full paragraph under the subheading “Portfolio Investments” on page 142 of the Prospectus.

“Overview of Our Current Portfolio

Deal Name	Initial Loan Amount	Region	Loan Type	Property Type	Interest Rate Type	Loan-to- Value(1)	Date of Investment	Initial Maturity Date
W Hotel Minneapolis	$6,500,000	North Central	Mezzanine	Hotel	Fixed	77%	May 2013	May 2023
Regency Park Apartments	5,000,000	South Central	Mezzanine	Multifamily	Fixed	74%	September 2013	August 2018
121 West Trade	9,000,000	South East	Mezzanine	Office	Floating	78%	September 2013	August 2016
HILT 2013-HLF DFL	5,000,000	Various	CMBS	CMBS	Floating	42%	December 2013	November 2015
545 Madison Avenue	5,000,000	North East	Mezzanine	Office	Fixed	64%	December 2013	January 2024
US Student Housing Portfolio	4,000,000	Various	Mezzanine	Student Housing	Fixed	75%	December 2013	January 2024
Burger King Portfolio	10,000,000	Various	Subordinated	NNN Lease	Fixed	50%	March 2014	March 2024
Four Seasons Las Colinas	11,000,000	South Central	Mezzanine	Hotel	Floating	70%	March 2014	March 2016
GPPT 2014-GPP D	4,500,000	Various	CMBS	CMBS	Floating	61%	March 2014	February 2016
Element Hotel DFW	3,000,000	South Central	Mezzanine	Hotel	Fixed	82%	March 2014	August 2018
JPMCC 2014-FL4 D	5,000,000	Various	CMBS	CMBS	Floating	44%	March 2014	December 2016
Green Hills Corporate Center	7,000,000	Mid-Atlantic	Mezzanine	Office	Fixed	78%	April 2014	May 2019
Cardinal Portfolio	5,410,170	South East	Subordinated	Multifamily	Floating	72%	May 2014	November 2016
4550 Van Nuys Blvd	11,450,000	Pacific	Senior	Retail	Floating	70%	May 2014	June 2017
Pinnacle at Encino Commons	1,962,500	South Central	Mezzanine	Retail	Fixed	85%	June 2014	June 2024
Riverwalk II	10,000,000	Great Lakes	Mezzanine	Office	Floating	80%	June 2014	May 2016
Remington	3,480,000	South Central	Mezzanine	Multifamily	Fixed	85%	June 2014	July 2024
KinderCare	12,300,000	Various	Senior	Retail	Floating	74%	June 2014	July 2016
Fairmont Hotel	35,000,000	Pacific	Mezzanine	Hotel	Floating	70%	June 2014	June 2016
208 North LaSalle (I)	14,000,000	Great Lakes	Senior	Mixed Use	Floating	70%	July 2014	July 2015
208 North LaSalle (II)	7,000,000	Great Lakes	Mezzanine	Mixed Use	Floating	84%	July 2014	July 2017
JPMCC 2014-INN E	6,020,000	Various	CMBS	CMBS	Floating	53%	July 2014	June 2016
HILT 2014-ORL E	5,000,000	Various	CMBS	CMBS	Floating	47%	July 2014	July 2016
1154 Sonora Court	5,350,000	Pacific	Senior	Office	Floating	80%	July 2014	July 2017
HILT 2014-ORL D	5,000,000	Various	CMBS	CMBS	Floating	47%	July 2014	July 2016
Thornton Buildings	31,050,000	Pacific	Senior	Mixed Use	Floating	75%	August 2014	August 2017
Hotel Madeline	29,000,000	Mountain	Senior	Mixed Use	Floating	55%	August 2014	August 2019
Lincoln Park West	9,450,000	Great Lakes	Senior	Retail	Floating	70%	September 2014	September 2017
Hampton Inn JFK	12,000,000	Northeast	Mezzanine	Hospitality	Floating	74%	September 2014	September 2016
The Landing	5,000,000	Southeast	Mezzanine	Student Housing	Floating	71%	September 2014	September 2016
1301 W. Madison	7,460,000	Great Lakes/ North Central	Senior	Retail	Floating	78%	September 2014	September 2017
Holiday Inn Express New Orleans	6,990,000	South Central	Senior	Hospitality	Floating	60%	September 2014	October 2017
JPMCC 2014-FL5	10,000,000	Various	CMBS	CMBS	Floating	36%	September 2014	September 2016
Glenborough Portfolio	45,000,000	Various	Mezzanine	Office	Floating	76%	September 2014	August 2016
United Healthcare	9,000,000	Pacific/ Mountain	Mezzanine	Office	Fixed	85%	October 2014	October 2019
Raleigh Office	5,100,000	Southeast	Mezzanine	Office	Floating	80%	October 2014	October 2017
Southern Shores Marketplace	11,800,000	Southeast	Senior	Retail	Floating	79%	October 2014	November 2017
Denver Highlands	22,150,000	Mountain	Senior	Office	Floating	80%	October 2014	November 2017
2 International Drive	10,040,000	Northeast	Senior	Office	Floating	75%	October 2014	November 2016
3000 S. Robertson	14,200,000	Pacific/ Mountain	Senior	Office	Floating	75%	November 2014	November 2017
SRPT 2014-STAR D	10,000,000	Various	CMBS	CMBS	Floating	50%	November 2014	November 2017
3 Gateway Center	34,500,000	Northeast	Senior	Office	Floating	75%	December 2014	December 2018
1345 Moffett Park	11,400,000	Pacific/ Mountain	Senior	Office	Floating	75%	December 2014	December 2017
Summit Rancho	10,000,000	Pacific/ Mountain	Mezzanine	Office	Fixed	79%	December 2014	September 2024
	$491,112,670

(1)	Represents the initial loan-to-value ratio at the date of closing.

The table above provides information regarding our portfolio as of December 12, 2014. Below is a description of certain of our material investments.”

The following disclosure is hereby added after the last full paragraph under the subheading “Portfolio Investments” on page 145 of the Prospectus:

“The Fairmont San Francisco Hotel — Junior Mezzanine Loan

On June 30, 2014, we, through our operating partnership, acquired a junior mezzanine loan in the original principal amount of $35.0 million which is secured by the junior mezzanine borrower’s pledge of 100% of the indirect equity interests in the owner of the full-service luxury hotel known as “The Fairmont San Francisco” located in San Francisco, California or the Property. Originally built in 1907 atop Nob Hill in San Francisco as the first Fairmont Hotel in the world, The Fairmont San Francisco features 591 guest rooms, 52,932 square feet of meeting and event space, and three food and beverage outlets. Additional amenities include Club One at Nob Hill Health Club and 21,547 square feet of leased retail space. Since acquisition by its current owner in 2012, The Fairmont San Francisco has benefitted from the investment of over $26 million in capital expenditures including $20.5 million towards the complete overhaul and refurbishment of the hotel’s guestrooms. An additional $3.9 million in property renovations is budgeted for 2015.

The junior mezzanine loan bears interest at a floating rate of one month LIBOR index rate plus 8.40% per annum, subject to an interest rate increase in the event of a default. The junior mezzanine loan has an initial term of two years with three successive one-year extension options and requires monthly interest-only payments during the term. The junior mezzanine loan may be prepaid subject to spread maintenance if such prepayment occurs within 18 months of the closing date; prepayment thereafter is not subject to spread maintenance, premium or other penalty.

The junior mezzanine loan was originated by an unrelated third party simultaneously with the origination of a $45.0 million senior mezzanine loan (secured by a pledge of 100% of the equity interests in the Property owner) and a $140.0 million senior mortgage loan (secured by the fee and leasehold interests in the Property). Based on the Property’s as-is appraised value of $314 million, the junior mezzanine loan, senior mezzanine loan and senior mortgage loan total a 70.1% at origination loan-to-value ratio in relationship to the Property. The related financings were made to allow the owner of the Property to refinance certain other borrowings.

The underwritten cash flow available for debt service is $13,422,987 (net operating income less replacement reserves). This underwritten cash flow available for debt service exceeds aggregate forward debt service payments related to The Fairmont San Francisco Property by 1.45x (calculated by dividing cash flow available for debt service by the projected aggregate annual debt service to be paid in connection with the junior mezzanine loan, senior mezzanine loan and senior mortgage loan for the next year).

Kindercare Portfolio Mortgage Loan

On June 27, 2014, we, through our operating partnership, originated a mortgage loan in the original principal amount of $12.3 million secured by a first priority mortgage on the fee interest in five single-tenant, free-standing buildings each 100% triple net leased to Knowledge Universe Education LLC and operating as KinderCare. The buildings, totaling 51,408 square feet, were built between 2007 and 2009 and there are nine years remaining on the respective lease terms. The properties are located in Denver, Colorado, Huntley, Illinois, Gambrills, Maryland, Orlando, Florida and Wesley Chapel, Florida, each of which is a growing suburban area with high demographic characteristics. The portfolio had an “as-is” appraised value of $16.65 million as of June 2014. Based upon such appraisal, the mortgage loan represents a 74% loan-to-value ratio. At closing, the underwritten cash flow available for debt service (net operating income less reserves) exceeded forward debt service payments related to the property by 1.88x (calculated by dividing cash flow available for debt service by the projected annual debt service to be paid in connection with the loan for the next year).

The mortgage loan has an initial term of two years subject to three successive one-year extension options, the exercise of which are conditioned upon the borrower’s satisfaction of certain financial tests and other requirements. The mortgage loan (requiring monthly payments of interest only) bears interest at a floating rate equal to 1-month LIBOR plus 5.40% per annum, subject to interest rate increases in the case of a default.

Thornton Buildings Mortgage Loan

On August 13, 2014, we, through our operating partnership, originated a mortgage loan in the total original principal amount of $33.1 million (including a future funding amount of $2.05 million) secured by a first priority mortgage on the fee interest in a mixed-use property in Venice Beach, California. In addition to the future funding of an interest reserve, the majority of the future funding amount is allocated for lender-approved tenant improvements and leasing commission costs, including lender-approved capital improvements. The Thornton Buildings consist of two mixed-use properties built in 2009 totaling 44,887 square feet divided into 13 condominium units located at 619 and 701 Ocean Front Walk in Los Angeles, California. The property, which is located on the Venice Boardwalk and features expansive oceanfront views, is currently 100% leased to 13 tenants. The property had an “as-stabilized” appraised value (or, the prospective value after construction has been completed and market occupancy and cash flow achieved) of $52.1 million as of July 2014. Based upon such appraisal, the mortgage loan represents a 64% loan-to-value ratio. At closing, the underwritten cash flow available for debt service (net operating income less reserves) exceeded forward debt service payments related to the property by 1.32x (calculated by dividing cash flow available for debt service by the projected annual debt service to be paid in connection with the loan for the next year).

The mortgage loan has an initial term of three years subject to two successive one-year extension options, the exercise of which are conditioned upon the borrower’s satisfaction of certain financial tests and other requirements. The mortgage loan (requiring monthly payments of interest only) bears interest at a floating rate equal to 1-month LIBOR plus 4.50% per annum, subject to interest rate increases in the case of a default.

UnitedHealthcare Mezzanine Loan

On October 8, 2014, we, through our operating partnership, acquired a mezzanine loan in the original principal amount of $9.0 million secured by the mezzanine loan borrower’s pledge of 100% of the equity interests in the owner of the UnitedHealthcare office building property located in Las Vegas, Nevada. Built in 1998, the property comprises 204,123 square feet which is 100% occupied and features two auditoriums, several conference rooms, a library, a beauty salon, a cafeteria and 909 parking stalls including 727 spaces within a 5-story parking garage.

The mezzanine loan has a five year term and requires monthly payments of interest only at a fixed rate of interest equal to 10.50% per annum, subject to interest rate increases in the event of a default. The mezzanine loan was originated simultaneously with the origination by an unrelated third party of a $42.0 million senior mortgage loan. The property had an “as-is” appraised value of $60.0 million as of August 2014. Based upon such appraisal, the mezzanine loan represents an 85% total loan-to-value ratio. At closing, the underwritten cash flow available for debt service (net operating income less reserves) exceeded aggregate forward debt service payments related to the property by 1.37x (calculated by dividing cash flow available for debt service by the projected aggregate annual debt service to be paid in connection with the mezzanine loan and the senior mortgage loan for the next year).

Southern Shores Marketplace Mortgage Loan

On October 20, 2014, we, through our operating partnership, originated a mortgage loan in the total original principal amount of $11.8 million secured by a first priority mortgage on the fee interest in a retail property in Southern Shores, North Carolina. The property, which was built in 1986 and renovated in 2011, is a 128,376 square foot grocery-anchored retail center, which is 90% occupied by tenants including Food Lion, CVS, Dollar Tree, UPS Store, Starbucks, Southern Bank and Mattress Firm. The sponsor, Aston Properties, is a full service real estate private equity firm who will seek to manage tenant expirations and perform accretive leasing. The property, with an address of 543 North Croatan Highway, is well located at the foot of the Wright Memorial Bridge, which serves as the north access point to the area. The property had an “as-is” appraised value of $15.4 million as of August 2014. Based upon such appraisal, the mortgage loan represents a 76.6% loan-to-value ratio. At closing, the underwritten cash flow available for debt service (net operating income less reserves) exceeded forward debt service payments related to the property by 1.93x (calculated by dividing cash flow available for debt service by the projected annual debt service to be paid in connection with the mortgage loan for the next year).

The mortgage loan has an initial term of three years, subject to two successive one-year extension options, the exercise of which are conditioned upon the borrower’s satisfaction of certain financial tests and other requirements. The mortgage loan (requiring monthly payments of interest only) bears interest at a floating rate equal to 1-month LIBOR plus 4.75% per annum, subject to interest rate increases in the case of a default.

Denver Highlands Mortgage Loan

On October 30, 2014, we, through our operating partnership, originated a mortgage loan in the total original principal amount of $38.5 million (including a future funding amount of $16.35 million) secured by a first priority mortgage on the fee interest in two office buildings, commonly known as Denver Highlands, comprising 362,234 square feet and located at 10065 & 10375 East Harvard Avenue in southeast Denver, Colorado. The future funding amount is allocated for lender-approved tenant improvements, leasing commission costs and lender-approved capital improvements associated with the renovation of the property. Denver Highlands, originally built between 1983 and 1985 and renovated between 2006 and 2009, was 91% occupied at closing of the mortgage loan and, since 2007, has maintained an average occupancy of 87%. The borrower will combine the two buildings, acquired by the borrower from separate owners, into one cohesive office park in order to achieve operational efficiency through common signage, amenities, property management and leasing. The borrower will also renovate the property’s exterior by adding a façade through a process that the sponsorship has previously executed on other properties throughout Colorado.

The property had an “as-stabilized” appraised value of $53.50 million as of October 2014. Based upon such appraisal, the mortgage loan represents a 72% loan-to-value ratio. At closing, the underwritten cash flow available for debt service (net operating income less reserves) exceeded forward debt service payments related to the property by 1.70x (calculated by dividing cash flow available for debt service by the projected annual debt service to be paid in connection with the mortgage loan for the next year).

The mortgage loan has an initial term of three years subject to two successive one-year extension options, the exercise of which are conditioned upon the borrower’s satisfaction of certain financial tests and other requirements. The mortgage loan (requiring monthly payments of interest only) bears interest at a floating rate equal to 1-month LIBOR plus 4.65% per annum, subject to interest rate increases in the event of a default.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following disclosure is hereby added after the last full paragraph under the subheading “Liquidity and Capital Resources” on page 154 of the Prospectus.

“On June 18, 2014, we, through our indirect wholly-owned subsidiary, entered into an Uncommitted Master Repurchase Agreement, or the JPM Repo Facility, with JPMorgan Chase Bank, National Association. The JPM Repo Facility provides up to $150.0 million in advances, subject to adjustment, which we expect to use to finance the acquisition or origination of eligible loans, including first mortgage loans, junior mortgage loans, mezzanine loans and participation interests therein. Advances under the JPM Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.25% to 4.50%, depending on the attributes of the purchased assets. The initial maturity date of the JPM Repo Facility is June 18, 2016, with a one-year extension at our option, which may be exercised upon the satisfaction of certain conditions. The JPM Repo Facility acts in the manner of a revolving credit facility that can be repaid as our assets are paid off and re-drawn as advances against new assets. In connection with the JPM Repo Facility, we agreed to guarantee certain obligations of our wholly-owned subsidiary. The guaranty contains financial covenants that require us to satisfy certain minimum net worth requirements.

On September 5, 2014, we, through our indirect wholly-owned subsidiary, entered into a Master Repurchase Agreement, or the Barclays Repo Facility, with Barclays Bank PLC. The Barclays Repo Facility provides up to $150.0 million in advances, subject to adjustment, which we expect to use to finance the acquisition or origination of eligible loans, including first mortgage loans, senior notes and senior participation interests therein. Advances under the Barclays Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.00% to 2.50%, depending on the attributes of the purchased assets. The initial maturity date of the Barclays Repo Facility is September 4,

2015, with four successive six-month extension periods at our option, which may be exercised upon the satisfaction of certain conditions. The Barclays Repo Facility acts in the manner of a revolving credit facility that can be repaid as our assets are paid off and re-drawn as advances against new assets. In connection with the Barclays Repo Facility, we agreed to guarantee certain obligations of our wholly-owned subsidiary. The guaranty contains financial covenants that require us to satisfy certain requirements, including those relating to interest coverage, liquidity and total liabilities.”

Related Party Arrangements

The disclosure in the first paragraph under the subheading “Asset Management Fee” on page 155 of the Prospectus is hereby replaced with the following disclosure:

“Asset Management Fee

Our Advisor, or its affiliates, receives a monthly asset management fee equal to one-twelfth of 0.75% of the cost of our assets. Commencing on the NAV pricing date, the asset management fee will be based on the lower of the cost of our assets and the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines). The amount of the asset management fee will be reduced to the extent that the amount of dividends declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds FFO, as adjusted, for the same period.”

The following disclosure is hereby added under the subheading “Related Party Arrangements” as the first full paragraph on page 156 of the Prospectus, just before “Realty Capital Securities, LLC And Its Affiliates”:

“Convertible Stock

We have issued convertible shares to our advisor, which will automatically convert to shares of our common stock upon the occurrence of the first to occur of certain triggering events. See “Management Compensation” for more details regarding the convertible shares held by our advisor.”

Prior Performance Summary

The section “Prior Performance Summary” on pages 161 – 171 of the Prospectus is hereby replaced with the following disclosure:

“PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane, the principals of our sponsor. While our targeted investment focus will primarily be on freestanding, commercial real estate properties, these prior real estate programs have a targeted investment focus primarily on commercial real estate, specifically net lease properties. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in ARC Realty Finance Trust, Inc. — We are a company with a limited operating history, which makes our future performance difficult to predict.” The information summarized below is current as of December 31, 2013 (unless specifically stated otherwise) and is set forth in greater detail through the year ended December 31, 2012, in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such report. In addition, we will provide upon request and without charge, the more detailed information in Part II. We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar investment strategies or objectives as ours, such entities may be in competition with us for the investments we make. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2013, affiliates of our advisor have sponsored 15 public programs, all of which had raised funds as of December 31, 2013. From August 2007 (inception of the first public program) to December 31, 2013, these public programs, which include our company, ARCT, ARCT III, ARCT IV, PECO, ARC-HT, ARCT V, NYRT, DNAV, ARCG, ARCP, ARC RCA, ARC HT II, PECO II and HOST had raised $14.0 billion from 238,250 investors in public offerings. The public programs purchased 4,121 properties with an aggregate purchase price of $17.7 billion in 49 states, Washington D.C. and the Commonwealth of Puerto Rico and the United Kingdom.

The investment objectives of each of these public programs are substantially identical to our investment objectives of (1) paying attractive and stable cash distributions, (2) preserving and returning stockholders’ capital contributions and (3) realizing appreciation in the value of our investments.

The following table details the percentage of properties located in the following states and U.S. territories as well as the United Kingdom based on purchase price:

State/Possession/Country	Purchase Price %
Alabama	2.1%
Alaska	0.0%
Arizona	1.4%
Arkansas	1.0%
California	5.1%
Colorado	1.8%
Connecticut	0.5%
Delaware	0.0%
District of Columbia	0.0%
Florida	4.5%
Georgia	5.3%
Idaho	0.3%
Illinois	6.0%
Indiana	3.4%
Iowa	0.9%
Kansas	1.4%
Kentucky	1.5%
Louisiana	1.1%
Maine	0.3%
Maryland	1.5%
Massachusetts	1.2%
Michigan	2.7%
Minnesota	1.1%
Mississippi	1.4%
Missouri	2.6%
Montana	0.1%
Nebraska	0.6%
Nevada	0.7%
New Hampshire	0.3%
New Jersey	2.2%
New Mexico	0.5%
New York	15.2%
North Carolina	3.1%
North Dakota	0.3%

State/Possession/Country	Purchase Price %
Ohio	4.0%
Oklahoma	0.9%
Oregon	0.9%
Pennsylvania	4.5%
Commonwealth of Puerto Rico	0.4%
Rhode Island	0.3%
South Carolina	2.3%
South Dakota	0.1%
Tennessee	1.7%
Texas	8.6%
United Kingdom	0.4%
Utah	0.5%
Vermont	0.1%
Virginia	1.9%
Washington	0.8%
West Virginia	0.4%
Wisconsin	2.0%
Wyoming	0.1%
100%

The properties are used by our tenants in the following industries based on purchase price:

Industry	Purchase Price %
Advertising	0.0%
Aerospace	1.0%
Agricultural Products & Services	0.1%
Auto Manufacturer	0.2%
Auto Retail	1.2%
Auto Services	0.6%
Casual Dining	4.1%
Consulting	0.1%
Consumer Goods	0.2%
Consumer Products	5.6%
Contract Research	0.1%
Discount Retail	5.0%
Distribution	0.3%
Diversified Industrial	0.7%
Education	0.0%
Family Dining	2.3%
Financial Services	2.4%
Fitness	0.1%
Food Storage	0.0%
Foot Apparel	0.1%
Freight	5.1%
Gas/Convenience	1.4%
Government Services	1.7%
Haircare Services	0.0%
Healthcare	13.1%

Industry	Purchase Price %
Heavy Equipment	0.1%
Home Maintenance	1.8%
Hotel	0.8%
Information and communications	0.1%
Insurance	3.1%
Jewelry	0.4%
Manufacturing	0.7%
Marine Products	0.0%
Media	0.2%
Medical Office	0.1%
Motor Cycle	0.1%
Office	10.0%
Oil/Gas	0.3%
Packaging	0.1%
Parking	0.0%
Pharmacy	6.7%
Printing Services	0.0%
Professional Services	0.4%
Publishing	0.1%
Quick Service Restaurant	7.1%
Refrigerated Warehousing	1.0%
Residential	0.2%
Restaurant	1.0%
Restaurant – Casual Dining	0.0%
Restaurant – Quick Service	0.2%
Retail	8.7%
Retail – Department Stores	1.0%
Retail – Discount	0.0%
Retail – Hobby/books/music	0.0%
Retail – Home furnishings	0.1%
Retail – Sporting Goods	0.2%
Retail – Wholesale	0.1%
Retail Banking	4.9%
Specialty Retail	2.0%
Storage Facility	0.0%
Supermarket	1.7%
Technology	0.8%
Telecommunications	0.4%
Transportation	0.0%
Travel Centers	0.1%
Utilities	0.1%
100.0%

The purchased properties were 24.3% new and 75.7% used, based on purchase price. As of December 31, 2013, two of the purchased properties are under construction. As of December 31, 2013, three properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, was a Maryland corporation that qualified as a REIT. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single-tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011, having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCT became a self-administered REIT managed full-time by its own management team, or the Internalization. Concurrent with the Internalization, ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT,” or the Listing. In connection with the Listing, ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. On September 6, 2012, ARCT entered into an Agreement and Plan of Merger with Realty Income Corporation, a Maryland corporation and its subsidiary, which was subsequently amended on January 6, 2013. The merger was approved by both companies’ boards of directors and was subsequently approved by both companies’ stockholders on January 16, 2013. The merger closed on January 22, 2013, pursuant to which ARCT merged with and into a subsidiary of Realty Income Corporation and trading of ARCT’s shares was suspended at market close on that date. As of December 31, 2012, ARCT had total real estate investments, at cost, of $2.2 billion, comprised of 515 properties.

New York REIT, Inc.

New York REIT, Inc., or NYRT, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRT was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. On November 12, 2009, NYRT filed its initial registration statement with the SEC, which became effective on September 2, 2010. NYRT had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRT exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of April 14, 2014, the day prior to NYRT’s listing on the New York Stock Exchange (“NYSE”), NYRT had received aggregate gross proceeds of $1.7 billion which includes the sale of 169.8 million shares of common stock in its public offering, $17.0 million from its private offering and $41.5 million from its distribution reinvestment plan. On April 15, 2014, NYRT listed its common stock on the NYSE under the symbol “NYRT,” or the NYRT Listing. In connection with the NYRT Listing, NYRT commenced an offer to purchase up to 23,255,814 shares of its common stock at a price equal to $10.75 per share or an aggregate of $250.0 million in shares of common stock from its stockholders. This offer closed on May 12, 2014 and NYRT purchased 14.2 million shares of its common stock at a purchase price of $10.75 per share, for an aggregate cost of $152.2 million, excluding fees and expenses relating to the offer. As of November 30, 2014, NYRT had 162.2 million shares of NYRT common stock outstanding, including restricted stock, converted preferred shares and shares issued under its distribution reinvestment plan. As of November 30, 2014, NYRT had total real estate-related assets of $2.5 billion, comprised of 24 properties and real estate-related assets. As of September 30, 2014, NYRT had incurred, cumulatively to that date, $174.9 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $42.6 million for acquisition costs related to its portfolio of properties. On January 7, 2015, the closing price per share of NYRT was $10.53.

Phillips Edison Grocery Center REIT, Inc.

Phillips Edison Grocery Center REIT, Inc., or PECO, a Maryland corporation, is the third publicly offered REIT co-sponsored by American Realty Capital. PECO was incorporated as Phillips Edison — ARC Shopping Center REIT Inc. on October 13, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. On January 13, 2010, PECO filed its registration statement with the SEC, which became effective on August 12, 2010. PECO invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. On December 3, 2014, PECO and American Realty Capital II Advisors, LLC, which is wholly owned by AR Capital, LLC, terminated their advisory agreement, effective immediately. Such termination was “without cause.” As of November 30, 2014, PECO had received aggregate gross offering proceeds of $1.8 billion, which includes the sale of 181.6 million shares of common stock in its public offering and $77.9 million from its distribution reinvestment program. As of November 30, 2014, PECO had acquired 136 properties and had total real estate investments at cost of $2.1 billion. As of September 30, 2014, PECO had incurred, cumulatively to that date, $186.6 million in offering costs for the sale of its common stock and $38.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On August 27, 2010, ARC HT filed its registration statement with the SEC, which became effective on February 18, 2011. As of April 6, 2014, the day prior to ARC HT’s listing on the NASDAQ Global Select Market (“NASDAQ”), ARC HT had received aggregate gross offering proceeds of $1.8 billion, which includes the sale of 174.3 million shares in its public offering and $80.0 million from its distribution reinvestment plan. On April 7, 2014, ARC HT listed its common stock on the NASDAQ under the symbol “HCT,” or the HCT Listing. In connection with the HCT Listing, ARC HT commenced an offer to purchase up to 13,636,364 shares of its common stock at a price equal to $11.00 per share or an aggregate of $150.0 million in shares of common stock from its stockholders. The offer closed on May 2, 2014 and ARC HT purchased 13.6 million of its common stock at a purchase price of $11.00 per share, for an aggregate cost of $150.0 million, excluding fees and expenses related to the offer. On June 1, 2014, HCT entered into an Agreement and Plan of Merger with Ventas, Inc., a Delaware corporation and its subsidiary. The merger has been approved by both companies’ boards of directors but is subject to stockholder approval. As of November 30, 2014, ARC HT had 169.3 million shares of its common stock outstanding, including restricted stock and shares issued under its distribution reinvestment plan. As of November 30, 2014, ARC HT owned 154 healthcare-related properties and one preferred equity investment, with an aggregate purchase price of $2.2 billion. As of September 30, 2014, ARC HT had incurred, cumulatively to that date, $197.5 million in offering costs for the sale of its common stock and $62.6 million for acquisition costs related to its portfolio of properties. On January 7, 2015, the closing price per share of ARC HT was $12.81.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2012. On September 14, 2010, ARC RCA filed its registration statement with the SEC, which became effective on March 17, 2011. As of November 30, 2014, ARC RCA had received aggregate gross proceeds of $936.3 million, which includes the sale of 92.9 million shares in its public offering and $12.6 million from its distribution reinvestment plan. As of November 30, 2014, ARC RCA owned 17 properties with an aggregate purchase price of $525.8 million. As of September 30, 2014, ARC RCA had incurred, cumulatively to that date, $93.2 million in offering costs for the sale of its common stock and $7.2 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by

American Realty Capital. ARC DNAV was incorporated on September 10, 2010 and has elected to be taxed as a REIT beginning with the taxable year ended December 31, 2013. On October 8, 2010, ARC DNAV filed its registration statement with the SEC, which became effective on August 15, 2011. As of November 30, 2014, ARC DNAV had received aggregate gross proceeds of $24.6 million, which includes the sale of 3.7 million shares in its public offering and $1.0 million from its distribution reinvestment plan. As of November 30, 2014, ARC DNAV owned 14 properties with an aggregate base purchase price of $34.8 million. As of September 30, 2014, ARC DNAV had incurred, cumulatively to that date, $7.3 million in offering costs from the sale of its common stock and $0.9 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, was the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On November 2, 2010, ARCT III filed its registration statement with the SEC, which became effective on March 31, 2011. As of February 28, 2013, ARCT III had received aggregate gross proceeds of $1.8 billion which included the sale of 174.0 million shares in its public offering and $31.9 million from its distribution reinvestment plan. As of February 28, 2013, ARCT III owned 533 single-tenant, freestanding properties and had total real estate investments, at cost, of $1.7 billion. As of December 31, 2012, ARCT III had incurred, cumulatively to that date, $196.5 million in offering costs for the sale of its common stock and $40.8 million for acquisition costs related to its portfolio of properties. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all of the outstanding shares of ARCT III. The merger was approved by the independent members of both companies’ boards of directors and was subsequently approved by both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received their respective cash or stock consideration from ARCP, as elected, pursuant to terms of the Agreement and Plan of Merger.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Global Select Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012, ARCP closed a follow-on offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. On January 29, 2013, ARCP completed an underwritten public follow-on offering of 1.8 million shares of common stock and an additional 270,000 shares of common stock for the overallotment option of the underwriters. In January 2013, ARCP commenced its “at the market” equity offering under which ARCP has issued 553,300 shares of common stock. On February 28, 2013, ARCT III merged with and into a subsidiary of ARCP, pursuant to the Agreement and Plan of Merger entered into on December 17, 2012, under which ARCP acquired all of the outstanding shares of ARCT III. On March 1, 2013, in connection with the merger, ARCT III stockholders received, pursuant to terms of the Agreement and Plan of Merger, their respective cash or stock consideration from ARCP, as elected. On June 7, 2013, ARCP completed two private placement transactions through which it issued approximately 29.4 million shares of common stock and approximately 28.4 million shares of Series C convertible preferred stock. On November 12, 2013, ARCP closed on the two previously announced private placement transactions for the sale and issuance of approximately 15.1 million shares of common stock and approximately 21.7 million shares of a new Series D Cumulative Convertible Preferred Stock.

In aggregate, through December 31, 2013, ARCP had received $1.1 billion of proceeds from the sale of common and convertible preferred stock. As of December 31, 2013, ARCP owned 1,328 buildings, including properties purchased by ARCT III, freestanding properties and real estate investments, at a purchase price of

$5.2 billion. On May 28, 2013, ARCP and CapLease, Inc., or CapLease, entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of CapLease. The merger was approved by both companies’ boards of directors and CapLease’s stockholders and closed on November 5, 2013. Following the closing of ARCP’s merger with CapLease, Inc., ARCP converted all outstanding Series C Shares into shares of common stock. Pursuant to the limit in the Series C Articles Supplementary on the number of shares of its common stock that could be issued upon conversion of Series C Shares, on November 12, 2013, ARCP converted 1.1 million Series C Shares into 1.4 million shares of its common stock. On July 1, 2013, ARCT IV and ARCP entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of ARCT IV. The merger was approved by the independent members of both companies’ boards of directors and ARCT IV’s stockholders and closed on January 3, 2014. Effective as of January 8, 2014, ARCP internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCP became a self-administered REIT managed full-time by its own management team. On October 22, 2013, ARCP entered into an Agreement and Plan of Merger with Cole Real Estate Investments, Inc., or Cole, under which ARCP subsequently acquired all of the outstanding shares of Cole. The merger was approved by both companies’ boards of directors and stockholders and closed on February 7, 2014.

On October 29, 2014, ARCP announced that its audit committee had concluded that the previously issued financial statements and other financial information contained in certain public filings should no longer be relied upon. This conclusion was based on the preliminary findings of an investigation conducted by ARCP’s audit committee which concluded that certain accounting errors were made that were not corrected after being discovered, resulting in an overstatement of AFFO and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. ARCP also announced the resignation of its chief financial officer, who is one of the non-controlling owners of the parent of our sponsor, but does not have a role in the management of our sponsor’s or our business. Although ARCP was previously sponsored by the parent of our sponsor, ARCP is a separate company that is no longer sponsored by the parent of our sponsor. We and ARCP have independent accounting teams as well as separate and unique accounting systems, and no shared accounting resources.

American Realty Capital Global Trust, Inc.

American Realty Capital Global Trust, Inc., or ARC Global, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global was incorporated on July 13, 2011 and qualified as a REIT beginning with the taxable year ended December 31, 2013. On October 27, 2011, ARC Global filed its registration statement with the SEC, which was declared effective by the SEC on April 20, 2012. As of November 30, 2014, ARC Global had received aggregate gross proceeds of $1.8 billion which includes the sale of 173.2 million shares in its public offering and $40.5 million from its distribution reinvestment plan. As of November 30, 2014, ARC Global owned 296 properties with an aggregate base purchase price of $1.4 billion. As of September 30, 2014, ARC Global had incurred, cumulatively to that date, $188.7 million in offering costs for the sale of its common stock and $61.9 million for acquisition costs related to its property acquisitions.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, was the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and qualified as a REIT beginning with the taxable year ended December 31, 2012. On March 22, 2012, ARCT IV filed its registration statement with the SEC, which was declared effective by the SEC on June 8, 2012. As of December 31, 2013, ARCT IV had received aggregate gross proceeds of $1.8 billion, which included the sale of 70.2 million shares in its public offering and $21.0 million under its distribution reinvestment plan. As of December 31, 2013, ARCT IV owned 1,231 freestanding properties at an aggregate purchase price of $2.2 billion. As of December 31, 2013, ARCT IV had incurred, cumulatively to that date, $197.1 million in offering costs for the sale of its common stock and $55.7 million for acquisition costs related to its portfolio of properties. On July 1, 2013, ARCT IV and ARCP entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of ARCT IV. The merger was approved by the independent members of both companies’ boards of directors and was subsequently approved by

ARCT IV’s stockholders on January 3, 2014. The merger on January 3, 2014, pursuant to which ARCT IV merged with and into a subsidiary of ARCP.

American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Healthcare Trust II, Inc., or ARC HT II, a Maryland corporation, is the eleventh publicly offered REIT sponsored by American Realty Capital. ARC HT II was incorporated on October 15, 2012 and qualified to be taxed as a REIT beginning with the taxable year ended December 31, 2013. On October 31, 2012, ARC HT II filed its registration statement with the SEC, which was declared effective by the SEC on February 14, 2013. As of November 30, 2014, ARC HT II received aggregate gross proceeds of $2.1 billion, which includes the sale of 82.0 million shares in its public offering and $36.5 million from its distribution reinvestment plan. As of November 30, 2014, ARC HT II owned 98 properties with an aggregate purchase price of $1.2 billion. As of September 30, 2014, ARC HT II had incurred, cumulatively to that date, $229.1 million in offering costs for the sale of its common stock and $21.6 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust V, Inc.

American Realty Capital Trust V, Inc., or ARCT V, a Maryland corporation, is the thirteenth publicly offered REIT sponsored by American Realty Capital. ARCT V was incorporated on January 22, 2013 and elected to qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013. On March 6, 2013, ARCT V filed its registration statement publicly with the SEC, which was declared effective by the SEC on April 4, 2013. On November 24, 2014, ARCT V announced an estimated per share net asset value for its common stock of $23.50. As of November 30, 2014, ARCT V received aggregate gross proceeds of $1.6 billion from the sale of 62.0 million shares in its public offering and $76.4 million from its distribution reinvestment plan. As of November 30, 2014, ARCT V owned 463 freestanding properties with an aggregate purchase price of $2.2 billion. As of September 30, 2014, ARCT V had incurred, cumulatively to that date, $173.7 million in offering costs for the sale of its common stock and $49.8 million for acquisition costs related to its portfolio of properties.

Phillips Edison Grocery Center REIT II, Inc.

Phillips Edison Grocery Center REIT II, Inc., or PECO II, a Maryland corporation, is the fourteenth publicly offered REIT sponsored by American Realty Capital. PECO II was incorporated as Phillips Edison — ARC Grocery Center REIT II, Inc. on June 5, 2013 and intends to elect and qualify as a REIT beginning with the taxable year ending December 31, 2014 or its first year of material operations. On August 13, 2013, PECO II filed its registration statement with the SEC, which was declared effective by the SEC on November 25, 2013. As of November 30, 2014, PECO II received aggregate gross proceeds of $533.9 million from the sale of 21.5 million shares in its public offering and 5.7 million from its distribution reinvestment plan. As of November 30, 2014, PECO II owned 16 properties at an aggregate purchase price of $255.3 million. As of September 30, 2014, PECO II had incurred, cumulatively to that date, $52.3 million in offering costs for the sale of its common stock and $2.1 million in acquisition costs related to its portfolio of properties.

American Realty Capital Hospitality Trust, Inc.

American Realty Capital Hospitality Trust, Inc., or ARC HOST, a Maryland corporation, is the fifteenth publicly offered REIT sponsored by American Realty Capital. ARC HOST was incorporated on July 25, 2013 and intends to elect and qualify as a REIT beginning with the taxable year ending December 31, 2014 or its first year of material operations. On August 16, 2013, ARC HOST filed its registration statement with the SEC, which was declared effective by the SEC on January 7, 2014. As of November 30, 2014, ARC HOST received aggregate gross proceeds of $216.2 million from the sale of 8.7 million shares in its public offering and $1.6 million from its distribution reinvestment plan. As of November 30, 2014, ARC HOST owned six properties at an aggregate purchase price of $112.0 million. As of September 30, 2014, ARC HOST had incurred, cumulatively to that date, $15.8 million in offering costs for the sale of its common stock and $7.6 million in acquisition costs related to its portfolio of properties.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of November 30, 2014, BDCA had raised gross proceeds of $1,691.0 million which includes the sale of 149.7 million shares in its public offering and $56.2 million from its distribution reinvestment plan. As of November 30, 2014, BDCA’s investments, at amortized cost, were $1.9 billion. As of September 30, 2014, BDCA had incurred, cumulatively to that date, $158.8 million in offering costs for the sale of its common stock.

American Energy Capital Partners, LP

The American Realty Capital group of companies also has sponsored American Energy Capital Partners, LP, or AEP, a Delaware limited partnership. AEP is American Realty Capital’s first oil and gas limited partnership and was organized on October 30, 2013. AEP was formed to acquire, develop, operate, produce and sell working and other interests in producing and non-producing oil and natural gas properties located onshore in the United States. AEP filed a registration statement with the SEC on December 13, 2013, which was declared effective on May 8, 2014. As of November 30, 2014, AEP had raised gross proceeds of $4.6 million which includes the sale of 0.2 million shares in its public offering. As of November 30, 2014, AEP had made no investments. As of September 30, 2014, AEP had incurred, cumulatively to that date, $2.6 million in offering costs relating to the sale of its limited partner interests.

American Realty Capital New York City REIT, Inc.

American Realty Capital New York City REIT, Inc., or ARC NYCR, a Maryland corporation, is the sixteenth publicly offered REIT sponsored by American Realty Capital. ARC NYCR was incorporated on December 19, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014 or its first year of material operations. On February 26, 2014, ARC NYCR filed its registration statement with the SEC, which became effective on April 24, 2014. As of November 30, 2014, ARC NYCR received aggregate gross proceeds of $469.8 million from the sale of 18.8 million shares in its public offering and $3.4 million from its distribution reinvestment plan. As of November 30, 2014, ARC NYCR owned four properties at an aggregate purchase price of $262.5 million. As of September 30, 2014, ARC NYCR had incurred, cumulatively to that date, $36.7 million in offering costs for the sale of its common stock and $2.2 million for acquisition costs related to its portfolio of properties.

United Development Funding Income Fund V

United Development Funding Income Fund V, or UDF V, a Maryland corporation, is the seventeenth publicly offered REIT sponsored by American Realty Capital and is co-sponsored by UDF Holdings, L.P. UDF V was incorporated on October 1, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014 or the first year during which UDF V commences real estate operations. On February 26, 2014, UDF V filed its registration statement with the SEC, which became effective on July 25, 2014. UDF V was formed to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. As of November 30, 2014, UDF V received aggregate gross proceeds of $6.4 million from the sale of 0.3 million shares in its public offering. As of November 30, 2014, UDF V had made no investments. As of September 30, 2014, UDF V had incurred, cumulatively to that date, $4.9 million in offering costs from the sale of its common shares of beneficial interest.

American Realty Capital Healthcare Trust III, Inc.

American Realty Capital Healthcare Trust III, Inc., or ARC HT III, a Maryland corporation, is the eighteenth publicly offered REIT sponsored by American Realty Capital. ARC HT III was incorporated on April 24, 2014 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014 or its first year of material operations. On May 28, 2014, ARC HT III filed its registration statement with the SEC, which became effective on August 20, 2014. As of November 30, 2014, ARC HT III received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of November 30, 2014, ARC HT III had not acquired any properties. As of September 30, 2014, ARC HT III had incurred, cumulatively to that date, $1.8 million in offering costs for the sale of its common stock.

American Realty Capital Global Trust II, Inc.

American Realty Capital Global Trust II, Inc., or ARC Global II, a Maryland corporation, is the nineteenth publicly offered REIT sponsored by American Realty Capital. ARC Global II was incorporated on April 23, 2014 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014 or its first year of material operations. On June 6, 2014, ARC Global II filed its registration statement with the SEC, which became effective on August 26, 2014. As of November 30, 2014, ARC Global II received aggregate gross proceeds of $19.3 million from the sale of 0.8 million shares in a private placement. As of November 30, 2014, ARC Global II had not acquired any properties. As of September 30, 2014, ARC Global II had incurred, cumulatively to that date, $1.8 million in offering costs for the sale of its common stock.

American Realty Capital — Retail Centers of America II, Inc.

American Realty Capital — Retail Centers of America II, Inc., or ARC RCA II, a Maryland corporation, is the twentieth publicly offered REIT sponsored by American Realty Capital. ARC RCA II was incorporated on April 23, 2014 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014 or its first year of material operations. On June 9, 2014, ARC RCA II filed its registration statement with the SEC, which became effective on September 25, 2014. As of November 30, 2014, ARC RCA II received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of November 30, 2014, ARC RCA II had not acquired any properties. As of September 30, 2014, ARC RCA II had incurred, cumulatively to that date, $1.8 million in offering costs for the sale of its common stock.

Business Development Corporation of America II

The American Realty Capital group of companies also has sponsored Business Development Corporation of America II, or BDCA II, a Maryland corporation. BDCA II was organized on April 17, 2014 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. On July 15, 2014, BDCA II filed its registration statement with the SEC, which became effective on September 8, 2014. As of November 30, 2014, BDCA II received aggregate gross proceeds of $0.2 million from the sale of 22,222 shares in a private placement. As of November 30, 2014, BDCA II had not made any investments. As of September 30, 2014, BDCA II had incurred, cumulatively to that date, $1.5 million in offering costs for the sale of its common stock.

Liquidity of Public Programs

In order to assist FINRA members in complying with FINRA Rule 2310(b)(3)(D), in this section we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that is and always has been listed on a national securities exchange, commencing with the NASDAQ Capital Market and, subsequently, the NASDAQ Global Select Market. Through December 31, 2014, American Realty Capital has sponsored the following other public programs (excluding ARCP): ARCT, NYRT, PECO, ARC HT, ARC RCA, ARC DNAV, ARCT III, ARC Global, ARCT IV, ARC HT II, ARCT V, BDCA, PECO II, ARC HOST, ARC Global II, ARC HT III, ARC RCA II and BDCA II.

ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. Additionally, ARCT III was a non-traded REIT until February 28, 2013, when it merged with and into ARCP. ARCT III’s prospectus for its initial public offering provided that ARCT III would seek to consummate a sale or merger by the fifth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT III achieved a sale or merger within the time it contemplated to do so. Further, ARCT IV was a non-traded REIT until January 3, 2014, when it merged with and into ARCP. ARCT IV’s prospectus for its initial public offering provided that ARCT IV would seek to consummate a sale or merger by the sixth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT IV achieved a sale or merger within the time it contemplated to do so. Additionally, ARC HT was a non-traded REIT until April 7, 2014, when it listed its shares of common stock on The NASDAQ Global Select Market. ARC HT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its common stock on a national securities exchange by the eighth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARC HT achieved a listing on a national securities exchange within the time it contemplated to do so. Further, NYRT was a non-traded REIT until April 15, 2014, when it listed its shares of common stock on the New York Stock Exchange. NYRT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its common stock on a national securities exchange by the fifth anniversary of the termination of its initial public offering. By listing its common stock on the New York Stock Exchange, NYRT achieved a listing on a national securities exchange within the time it contemplated to do so. PECO’s prospectus for its initial public offering provided that PECO would seek to consummate a sale or merger by the 5th anniversary of the termination of its initial public offering. PECO completed its offering on February 7, 2014.

As discussed in further detail above, ARC HT listed its common stock NASDAQ under the symbol “HCT” during the second quarter of 2014. In addition, NYRT listed its common stock on the New York Stock Exchange under the symbol “NYRT” during the second quarter of 2014.

Further, PECO, ARC HT, ARC HT II, ARC Global, ARC RCA, ACRT V and NYRT have each completed its primary offering stage. ARC DNAV, ARC Global II, ARC RFT, BDCA, BDCA II, ARC RCA II, ARC HT III, PECO II and ARC HOST are in their offering and acquisition stages.

Adverse Business Developments and Conditions

The net losses incurred by the public and non-public programs are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT for the years ended December 31, 2012, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held. With respect to ARCT III for the year ended December 31, 2012, 98% of the net losses were attributable to depreciation and amortization expenses; and for the year ended December 31, 2011, 95% of the net losses were attributable to acquisition and transaction related expenses. With respect to ARCT IV for the year ended December 31, 2013, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2012, 91% of the net losses were attributable to acquisition and transaction related expenses. With respect to PECO for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses; for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to acquisition and transaction related expenses and general and administrative expenses. With respect to ARC HT for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses and for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses. With respect to ARCT V for the year ended December 31, 2013, the entire net loss was attributable to acquisition and transaction related expenses. With respect to NYRT for the years ended December 31, 2013, 2012 and 2011, the net loss was attributable to depreciation and amortization expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses.

As of December 31, 2013, our sponsor’s public programs have purchased 4,121 properties. From 2008 to 2013, our sponsor’s programs referenced above have experienced a non-renewal of 91 leases, 81 of which have been leased to new tenants. Additionally, during this time our sponsor’s programs have experienced a renewal of 141 leases. Further, none of these programs have been subject to mortgage foreclosure or significant losses on the sales of properties during the same period of time.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.”

Summary of Our Operating Partnership Agreement

The disclosure under the heading “Summary of Our Operating Partnership Agreement” beginning on page 218 of the Prospectus, and all other similar disclosures appearing throughout the Prospectus, are hereby replaced in their entirety with the following disclosure:

“General

We will hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest. Our operating partnership was formed on November 13, 2012, to acquire and hold investments on our behalf. We utilize an UPREIT structure to enable us to acquire real properties or, as appropriate, real-estate-related assets in exchange for limited partnership interests in our operating partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property or transfer of their property to us in exchange for shares of our common stock or cash. In such a transaction, the property owner’s goals are accomplished because the owner may contribute property to our operating partnership in exchange for limited partnership interests on a tax-free basis. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of shares of common stock in a REIT.

We are the sole general partner of our operating partnership. Our wholly owned subsidiary, ARC Realty Finance Trust LP, LLC, is the sole limited partner. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership.

If we ever decide to acquire real properties or real estate related assets in exchange for limited partnership interests in our operating partnership, we expect to amend and restate the limited partnership agreement of our operating partnership, or the operating partnership agreement, to provide for units of general and limited partnership interests to have distribution rights equivalent to those on our common stock and to provide redemption rights to the holders of limited partnership.

The following is a summary of certain provisions of the operating partnership agreement. This summary is qualified by the specific language in the operating partnership agreement.

Capital Contributions

As we accept subscriptions for shares of our common stock, we will transfer substantially all of the net offering proceeds to our operating partnership in exchange for limited partnership interests.

If our operating partnership requires additional funds at any time in excess of capital contributions made by us and our advisor, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue limited partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and us.

Operations

The operating partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, unless we otherwise cease to qualify as a REIT, (2) avoid any federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Distributions

The operating partnership agreement generally provides that our operating partnership will make distributions to the partners of our operating partnership in accordance with their relative percentage interests at such times and in such amounts determined by us as general partner.

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating our investments, our operating partnership will pay all our administrative costs and expenses and such expenses will be treated as expenses of our operating partnership. Such expenses will include, but not be limited to, all:

•	expenses relating to the formation and continuity of our existence;
•	expenses relating to our public offering and registration of securities;
•	expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;
•	expenses associated with compliance by us with applicable laws, rules and regulations; and
•	other operating or administrative costs incurred in the ordinary course of our business on behalf of our operating partnership.

Change in General Partner

We will generally not be able to withdraw as the general partner of our operating partnership or transfer our general partnership interest in our operating partnership (unless we transfer our interest to a wholly owned subsidiary). If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we will be deemed to be automatically removed as the general partner. Otherwise, the limited partners will not have the right to remove us as general partner.”

Plan of Distribution

The first paragraph under the heading “Volume Discounts” on page 228 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“In connection with sales of certain minimum numbers of shares to a “single purchaser,” as defined below, certain volume, or quantity, discounts resulting in reductions in selling commissions payable with respect to such sales are available to investors. In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor.”

The last two paragraphs under the heading “Volume Discounts” on page 231 of the Prospectus are hereby replaced in their entirety with the following disclosure.

“California residents should be aware that quantity discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this Rule, quantity discounts can be made available to California residents provided that there is compliance with all of the following six (6) conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the available quantity discounts;
•	the same quantity discounts must be allowed to all purchasers of all shares which are part of the offering;
•	the minimum amount of shares on the purchase of which quantity discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and
•	the applicant for qualification of the securities justifies allowance of the proposed quantity discounts by a showing that the aggregate amount thereof does not exceed, and that the measure of such discounts is reasonably related to, the saving of selling expense to be achieved in the sale of the quantities of securities for which such discounts are allowed.

Accordingly, quantity discounts for California residents will be available in accordance with the above table of uniform discount levels based on dollar quantity of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.”

The following disclosure is hereby added as a new sub-section under the section entitled “Plan of Distribution — Volume Discounts” on page 231 of the Prospectus.

“Purchase of Shares Subject to Volume Discount

In December 2014, we intend to enter into an agreement with a single investor (referred to in this prospectus as the “Major Investor”), whereby the Major Investor will agree to purchase during the course of this offering a minimum of $5,000,000 in value of shares of our common stock in consideration for reduced selling commissions and dealer manager fees. In exchange for the Major Investor’s agreement to purchase a minimum of $5,000,000 in value of shares of our common stock, we will sell such shares to the Major Investor at $23.125 per share, from which we will receive net proceeds of $22.50 per share. The purchases by the Major Investor are expected to occur in multiple transactions during the course of this offering. The Major Investor will pay for all shares purchased in each transaction at the time of such transaction. Accordingly, the Major Investor will purchase from us a minimum of 216,216.22 shares (calculated by dividing the minimum purchase amount of $5,000,000 by the purchase price of $23.125 per share). We may issue fractional shares to the Major Investor. Other investors who wish to purchase a minimum of $5,000,000 in value of shares of our common stock during the course of our offering in consideration for reduced selling commissions and dealer manager fees also may purchase such shares at $23.125 per share.”

The third sentence under the heading “Subscription Process” on page 231 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Oregon or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).”

How To Subscribe

The second sentence of the second bullet under the section “How to Subscribe” on page 233 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Oregon or Tennessee, you may wish to complete the execution copy of the multi-offering subscription agreement, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that you have received the relevant prospectus(es) and meet the requisite criteria and suitability standards for any such other product(s).”

The last paragraph of the section entitled “How to Subscribe” on page 234 of the Prospectus is hereby deleted in its entirety.

Incorporation of Certain Information by Reference

The section “Incorporation of Certain Information by Reference” on page 236 is hereby replaced with the following disclosure:

“We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s web site at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 13, 2014.
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 12, 2014.
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014.
•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 14, 2014.
•	Current Reports on Form 8-K, filed with the SEC on June 4, 2014, June 23, 2014, September 10, 2014, November 20, 2014, December 11, 2014, December 30, 2014 and January 6, 2015.

We will provide to each person to whom this prospectus is delivered, including any beneficial owner, a free copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus, upon written or oral request. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at One Beacon Street, 14th Floor, Boston, MA 02108, 1-877-373-2522, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.”

Subscription Agreements

The form of subscription agreement contained in Appendix C-1 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 12 as Appendix C-1. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

The form of multi-offering subscription agreement contained in Appendix C-2 of the Prospectus is hereby replaced with the revised form of multi-offering subscription agreement attached to this Supplement No. 12 as Appendix C-2. The revised form of multi-offering subscription agreement supersedes and replaces the prior form of multi-offering subscription agreement contained in the Prospectus.

APPENDIX C-1

ARC Realty Finance Trust, Inc.
SUBSCRIPTION AGREEMENT

EFFECTIVE JANUARY 7, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS SUBSCRIPTION AGREEMENT. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **ARC Realty Finance Trust, Inc. ("ARC RFT")**

▸ State in which sale was made: ______

☐ Initial Investment

☐ Additional Investment:

Acct# ______________

Investment Amount

$ ______________

▸ *$2,500 minimum investment*

▸ *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed

☐ Subscription amount wired

☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

■ **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.

■ **For all other investments:**

▸ **For ARC RFT investors, make checks payable to:** ARC Realty Finance Trust, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus and Section 6 of this Agreement for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership *(Non-Qualified)*

☐ **Individual** – *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*

☐ **Tenants in Common** – *All parties must sign & initial.*

☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.*

State of ______ Custodian for ______________

☐ **Estate** – *Personal representative signature required.*

Name of Executor: ______________

Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.*

Name of Trustee: ______________

☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death**(1) – *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ______________

Include title and signature pages.

2b. Custodial Ownership *(Qualified)*

☐ **Traditional IRA*** – *One signature required.*

☐ **Roll-Over IRA*** – *One signature required.*

☐ **Roth IRA*** – *One signature required.*

☐ **KEOGH Plan*** – *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*

☐ **Other** (Specify) – ______________

** Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

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EFFECTIVE JANUARY 7, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete the attached substitute IRS Form W-9 (the "Substitute Form W-9") in Section 6b. (If a foreign national is, in fact, a U.S taxpayer, complete the attached Substitute Form W-9.)

* If non-resident alien, investor must submit the appropriate IRS Form W-8 **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment.

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________________
City / State/Province / Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required):______________

Account No. (required):______________

☐ Foreign national identity documents Bank Name (required):______________

Phone No. (required):______________

Number for the document checked above and country of issuance: ______________

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

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5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

ARC REALTY FINANCE TRUST, INC.

▸ *I hereby subscribe for Shares of ARC Realty Finance Trust, Inc.and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**[3] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Volume Discount: To be completed by purchaser after discussion with broker-dealer.**

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by ARC Realty Finance Trust, Inc. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

2 *We request that an investor who elects to have distributions reinvested notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

3 *I/we authorize ARC Realty Finance Trust, Inc. or its agent, American National Stock Transfer, LLC, by or through a third party provider, (collectively referred to as "Issuer") to deposit my/our distribution/dividend to my/our checking or savings account. This authority will remain in force until I/we notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my/our account, they are authorized to debit my/our account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ____________________

Mailing Address ____________________

City, State, Zip ____________________

Account # ____________________

Bank's ABA/Routing # ____________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **ARC Realty Finance Trust, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from ARC Realty Finance Trust, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to ARC Realty Finance Trust, Inc. as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if ARC Realty Finance Trust, Inc. is unable to obtain a valid e-mail address for me, ARC Realty Finance Trust, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ____________________ Date (mm/dd/yyyy) ____________

Co-Owner Signature (if applicable) ____________________ Date (mm/dd/yyyy) ____________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ____________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

EFFECTIVE JANUARY 7, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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EFFECTIVE JANUARY 7, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at any time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus and in this Subscription Agreement. In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
I/we acknowledge receipt of the final Prospectus of ARC RFT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC RFT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Alabama residents only: In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in the ARC RFT real estate investment program and other similar programs.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in ARC RFT shares will be limited to 10% of the investor's net worth (exclusive of home, home furnishings and automobiles).		
Iowa residents only: Iowa investors must have an annual income of $70,000 and a minimum Net Worth of $100,000 (exclusive of home, auto and furnishings) or, in the alternative a Net Worth of $350,000 (exclusive of home, auto and furnishings). The investor's maximum aggregate investment in ARC RFT common stock and other non-publicly traded direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, auto and home furnishings minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in ARC RFT shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in ARC RFT not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in ARC RFT and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Massachusetts residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC RFT and its affiliates cannot exceed 10% of the Massachusetts resident's net worth.		
Michigan residents only: The maximum investment allowable in ARC RFT for a Michigan investor is 10% of his or her net worth.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor's liquid net worth shall be invested in the securities registered by ARC RFT for this offering with the Missouri Securities Division.		
Nebraska residents only: Nebraska investors must have either (a) a minimum net worth of at least $70,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum net worth of $350,000. A Nebraska investor's investment in ARC-RFT and in other non-publicly traded real estate investment trusts and other non-publicly traded direct participation programs (including oil and gas programs, equipment leasing Programs, business development companies (BDCs) and commodity pools) may not exceed ten percent (10%) of his or her net worth. An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

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6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

The following codes identify payees that are exempt from backup withholding:

1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)
2 – The United States or any of its agencies or instrumentalities
3 – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities
5 – A corporation
6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession
7 – A futures commission merchant registered with the Commodity Futures Trading Commission
8 – A real estate investment trust
9 – An entity registered at all times during the tax year under the Investment Company Act of 1940
10 – A common trust fund operated by a bank under section 584(a)
11 – A financial institution
12 – A middleman known in the investment community as a nominee or custodian
13 – A trust exempt from tax under section 664 or described in section 4947

For interest and dividends, all listed payees are exempt except payees listed in category 7. For broker transactions, payees listed in categories 1 through 4 and 6 through 11 and all C corporations are exempt. For broker transactions, S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Exempt payees described above should complete the Substitute Form W-9 to avoid possible erroneous backup withholding. ENTER YOUR TAXPAYER IDENTIFICATION NUMBER AND ANY APPLICABLE EXEMPT PAYEE CODE, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Exemption from FATCA Reporting Code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.

A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940
I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947(a)(1)
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.*
- *Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.*
- *Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.*
- *Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.*

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

EFFECTIVE JANUARY 7, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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APPENDIX C-2

ARC Daily NAV | ARC Global II | ARC RFT | BDCA | Grocery Center REIT II | ARC Hospitality | NYC REIT | AECP | RPT

VERSION 15
PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

MULTI-OFFERING SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. INVESTORS IN ALABAMA, ARKANSAS, KENTUCKY, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OREGON OR TENNESSEE MAY NOT USE THIS MULTI-OFFERING SUBSCRIPTION AGREEMENT TO SUBSCRIBE FOR SHARES OF ANY OFFERING DESCRIBED HEREIN BUT INSTEAD SHOULD REFER TO THE SUBSCRIPTION AGREEMENT FOR EACH OFFERING. IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS SUBSCRIPTION AGREEMENT. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

SUBSCRIPTION AGREEMENT

9

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VERSION 15: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ______

Name of Custodian or Trustee ______

Mailing Address ______

City, State, Zip ______

Business Phone ______

Custodian/Trust/Business Entity Tax ID# ______

Account # ______

Name of Custodian or Other Administrator ______

Date of Agreement *(for trusts only)* ______

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ______

Date of Birth ______

Social Security Number or Taxpayer ID # ______

Legal Address (No P.O. Boxes) ______

City, State, Zip ______

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. taxpayers are required to complete the attached substitute IRS Form W-9 (the "Substitute Form W-9") in Section 6b. (If a foreign national is, in fact, a U.S. taxpayer, complete the attached Substitute Form W-9.)

* If non-resident alien, investor must submit the appropriate IRS Form W-8 **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment.

Employer: ______ | ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ______

Entity Name ______

Date of Birth ______

Social Security Number or Taxpayer ID# ______

If Non-U.S. Citizen, specify Country of Citizenship ______

Mailing Address (if different than legal address) ______

City, State, Zip ______

Home Phone ______

Business Phone ______

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

4a

IMPORTANT: Investor Information is required.

For RPT investors only: Please refer to Attachment 4a for additional required Investor Information.

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VERSION 15: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: ***Investors in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Oregon or Tennessee may not use this multi-offering subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.***

1. *California and Michigan suitability standards not applicable to RREEF Property Trust, Inc. investors.*
2. *Missouri suitability standards not applicable to Business Development Corporation of America or RREEF Property Trust, Inc. investors.*

* *Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at any time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:*		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus and in this Subscription Agreement. In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares of any offering.		
California residents only:[1] In addition to the suitability requirements described above, an investors' maximum investment in an Issuer's shares will be limited to 10% of the investor's net worth (exclusive of home, home furnishings and automobiles).		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in an Issuer's shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only:[1] A Michigan investor cannot invest more than 10% of their net worth in each issuer.		
Missouri residents only:[2] In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by the Issuer for any offering with the Securities Division.		
For American Realty Capital Global Trust II, Inc. ("ARC-Global II") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC-Global II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-Global II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
California residents only: In addition to the general suitability requirements described above, a California investor's maximum investment in ARC-Global II will be limited to 10% of his or her net worth (exclusive of home, home furnishings and automobiles).		
Iowa residents only: An investor must have either (a) a minimum liquid net worth of $100,000 and an annual income of $70,000 or (b) a minimum liquid net worth of $350,000. The investor's maximum investment in Global II and its affiliates cannot exceed 10% of the investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARC-Global II and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in ARC-Global II and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan residents only: The maximum investment allowable in ARC-Global II for a Michigan investor is 10% of his or her net worth.		
Missouri residents only: In addition to the general suitability requirements described above, no more than 10% of any one (1) Missouri investor's liquid net worth may be invested in the securities registered by ARC-Global II for its offering with the Missouri Securities Division.		
New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. It shall be unsuitable for a New Mexico investor's aggregate investment in ARC-Global II shares, shares of its affiliates and in other non-traded real estate investment programs to exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

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6 Continued

VERSION 15: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
American Realty Capital New York City REIT, Inc. ("NYC REIT") Investors Only *(Continued)*:		
Missouri residents only: In addition to the general suitability requirements described above, no more than 10% of any one (1) Missouri investor's liquid net worth may be invested in the securities registered by NYC REIT for this offering with the Missouri Securities Division.		
New Mexico residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor's aggregate investment in NYC REIT shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
North Dakota residents only: Shares will only be sold to a resident of North Dakota who represents that he or she has a net worth of at least ten (10) times his or her investment in NYC REIT and that they meet one of the general suitability standards described above.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in NYC REIT, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Pennsylvania residents only: The maximum investment allowable in NYC REIT for a Pennsylvania investor is 10% of his or her net worth.		

American Realty Capital Hospitality Trust, Inc. ("ARC Hospitality") Investors Only:		
I/we have received the final prospectus of ARC Hospitality at least five (5) business days prior to the date of this subscription agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Hospitality, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
California residents only: In addition to the general suitability requirements described above, a California investors' maximum investment in the ARC Hospitality will be limited to 10% of the investor's net worth (exclusive of home, home furnishings and automobiles).		
Iowa residents only: Iowa investors must have an annual income of $70,000 and a minimum Net Worth of $100,000 (exclusive of home, auto and furnishings) or, in the alternative a Net Worth of $350,000 (exclusive of home, auto and furnishings). The investor's maximum aggregate investment in ARC-Hospitality common stock and other non-publicly traded direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, auto and home furnishings minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARC Hospitality and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Hospitality offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan residents only: The maximum investment allowable in ARC Hospitality for a Michigan investor is 10% of his or her net worth.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth may be invested in ARC Hospitality shares registered for the offering with the Missouri Securities Division.		
New Mexico and Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico or Ohio investor's aggregate investment in ARC Hospitality shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

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6[b]

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (IRS Form W-9)(Rev. 12-2014))

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide a current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that (a) the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), (b) the investor is a U.S. person, (c) the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the Internal Revenue Service ("IRS") that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding and (d) the FACTA code(s) provided on Substitute Form W-9 (if any) is correct. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Name (if in joint names, list first and circle the name of the person or entity whose number you enter in Part I as provided in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (the "Guidelines"))

____

Business Name (Sole proprietors, see the instructions in the enclosed Guidelines) ______________________________

Check appropriate box:

☐ Individual/Sole Proprietor or Single-Member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/Estate

☐ Limited Liability Company ☐ Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ________

☐ Other

Exempt payee code (if any) ______________________________

Exemption from FATCA reporting code (if any) ______________________________
(Applies to accounts maintained outside the U.S.)

Address ______________________________

Enter your TIN in the appropriate box below. (For most individuals, this is your social security number. If you do not have a TIN, write "Applied For" in the appropriate space below and see Obtaining a Number in the enclosed Guidelines). Certify by signing and dating below.

	OR	
Social Security Number		Employer Identification Number

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (as defined in the Instructions), and
4. The FATCA code(s) entered on this form (if any) indicating I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name	Date

6[b] **FOR AECP INVESTORS ONLY.**

Continued

Power of Attorney

Each limited partner and each person who acquires a Unit from a Unit holder, by accepting the Unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our Partnership Agreement.

Owner Signature ______________________________

Co-Owner Signature (if applicable) ______________________________

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6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

The following codes identify payees that are exempt from backup withholding:

1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)
2 – The United States or any of its agencies or instrumentalities
3 – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities
5 – A corporation
6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession
7 – A futures commission merchant registered with the Commodity Futures Trading Commission
8 – A real estate investment trust
9 – An entity registered at all times during the tax year under the Investment Company Act of 1940
10 – A common trust fund operated by a bank under section 584(a)
11 – A financial institution
12 – A middleman known in the investment community as a nominee or custodian
13 – A trust exempt from tax under section 664 or described in section 4947

For interest and dividends, all listed payees are exempt except payees listed in category 7. For broker transactions, payees listed in categories 1 through 4 and 6 through 11 and all C corporations are exempt. For broker transactions, S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Exempt payees described above should complete the Substitute Form W-9 to avoid possible erroneous backup withholding. ENTER YOUR TAXPAYER IDENTIFICATION NUMBER AND ANY APPLICABLE EXEMPT PAYEE CODE, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Exemption from FATCA Reporting Code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.

A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940
I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947(a)(1)
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.*
- *Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.*
- *Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.*
- *Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.*

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

VERSION 15: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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